SCHEDULE 14A INFORMATION

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LeapFrog Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

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LEAPFROG ENTERPRISES, INC.

6401 Hollis Street

Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Tuesday, May 1, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of LeapFrog Enterprises, Inc., a Delaware corporation. The meeting will be held on Tuesday, May 1, 2007 at 9:00 a.m. local time at our headquarters located at 6401 Hollis Street, Emeryville, California for the following purposes:

1.	To elect eight directors to serve for the ensuing year and until their successors are elected;

2.	To approve the 2002 Equity Incentive Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under the plan by 3,000,000 shares;

3.	To vote upon a proposal submitted by a stockholder, if properly presented at the meeting; and

4.	To ratify the selection by the Audit Committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of LeapFrog for our fiscal year ending December 31, 2007.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is March 14, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Peter M. O. Wong

Peter M. O. Wong
General Counsel and Corporate Secretary

Emeryville, California

March 28, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

LEAPFROG ENTERPRISES, INC.

6401 Hollis Street

Emeryville, California 94608

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the board of directors of LeapFrog Enterprises, Inc. is soliciting your proxy to vote at the 2007 annual meeting of stockholders. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about March 28, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 14, 2007 will be entitled to vote at the annual meeting. On this record date, there were 35,609,371 shares of Class A common stock and 27,614,176 shares of Class B common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 14, 2007 your shares of LeapFrog’s Class A common stock were registered directly with Continental Stock Transfer and Trust Company, our transfer agent for our Class A common stock, or your shares of LeapFrog’s Class B common stock were registered directly with LeapFrog, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 14, 2007 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

1.	The election of all eight of our directors;

2.	Approval of the proposed amendment of our 2002 Equity Incentive Plan to increase by 3,000,000 shares the number of shares of common stock authorized for issuance under the plan;

3.	Approval of a stockholder proposal, if it is properly presented at the meeting; and

4.	Ratification of Ernst & Young LLP as the independent registered public accounting firm of LeapFrog for our fiscal year ending December 31, 2007.

How do I vote?

You may either vote “For” all the nominees to the board of directors or you may “withhold” your vote for any nominee(s) you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from LeapFrog. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all eight nominees for director, “For” the proposed amendment to our 2002 Equity Incentive Plan, “For” the ratification of Ernst & Young LLP as the independent registered public accounting firm of LeapFrog for our fiscal year ending December 31, 2007 and “Against” Proposal No. 3, if such proposal is properly presented before the meeting. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy card with a later date.

2.	You may send a written notice that you are revoking your proxy to LeapFrog’s Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608.

3.	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. Please remember, as mentioned above, if you are a beneficial owner of shares you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent who holds your shares in street name.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 29, 2007 to LeapFrog’s Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so between January 2, 2008 and February 1, 2008. You are also advised to review LeapFrog’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	Proposal 1—Election of the Directors. The eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•

Proposal 2—Amendment of the 2002 Equity Incentive Plan. This proposal must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy on the proposals. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal 3—Approval of Proposal Submitted by Stockholder, If Properly Presented at the Meeting. This proposal must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy on the proposals. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal 4—Ratification of the Selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Independent Registered Public Accounting Firm of LeapFrog for Our Fiscal Year Ending December 31, 2007. This proposal must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy on the proposals. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at the meeting or by proxy there is represented the holders of outstanding shares of Class A and Class B common stock entitled to cast a majority of the votes that could be cast by all outstanding shares of Class A and Class B common stock voting together as a class. On the record date, there were 35,609,371 shares of Class A common stock outstanding and 27,614,176 shares of Class B common stock outstanding, all of which are entitled to vote and represent a total of 311,751,131 votes. Thus, shares representing at least 155,875,567 votes must be represented at the meeting or by proxy to have a quorum.

Your votes will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How many votes do I have?

On each matter to be voted upon, for holders of our Class A common stock, you have one vote for each share of Class A common stock you owned as of March 14, 2007, and for holders of our Class B common stock, you have ten votes for each share of Class B common stock you owned as of March 14, 2007.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the first quarter of 2007.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our certificate of incorporation, the number of LeapFrog directors has been fixed at 11 by a resolution of our board of directors. There are eight nominees for director at this annual meeting. Our board is in the process of determining whether to reduce the number of directors on our board of directors to a number less than 11 and is currently seeking suitable nominees to fill at least some of the vacancies. Stockholders cannot vote or submit proxies for a greater number of persons than the eight nominees named in this Proposal One. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected, or until the director’s death, resignation or removal. Each nominee listed below is currently a director of LeapFrog and was elected by the stockholders.

LeapFrog’s policy is to encourage nominees for directors to attend the annual meeting. Two directors attended our 2006 annual meeting of stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by LeapFrog. Each person nominated for election has agreed to serve if elected. LeapFrog has no reason to believe that any nominee will be unable to serve.

The following table sets forth information as of March 1, 2007 with respect to the nominees for election to our board of directors:

Nominees

Name	Age	Position/Office Held With LeapFrog
Steven B. Fink	56	Chairman of the board
Jeffrey G. Katz	51	Chief Executive Officer, President and Director
Thomas J. Kalinske	62	Vice Chairman of the board
Stanley E. Maron	58	Director
E. Stanton McKee, Jr.	62	Director
David C. Nagel	61	Director
Ralph R. Smith	59	Director
Caden Wang	54	Director

Steven B. Fink was elected to our board of directors in March 1999 and was appointed as Chairman of our board in February 2004. Mr. Fink has been the Chief Executive Officer of Lawrence Investments, LLC, a technology and biotechnology private equity investment firm that is controlled by Lawrence J. Ellison, since May 2000. Mr. Fink also serves as a Vice Chairman of Knowledge Universe (now Mounte LLC), a private company focused on building leading companies in areas relating to education, technology and career management and the improvement of individual and corporate performance, a position he has held since 1996. From 1981 to 1986, Mr. Fink served as Chief Executive Officer and Chairman of the board of directors of Anthony Manufacturing Company, a specialty glass and conductive coatings manufacturer. He currently serves as Vice Chairman of Heron International, a European real estate development company, and as a member of the board of Spring Group plc, an information technology services company in the United Kingdom, and is a director of Nextera Enterprises, a producer and marketer of personal care products, Nobel Learning Communities, Inc., a non-sectarian, for-profit provider of education and educational services for the pre-elementary through 12th grade market, and C-COR Incorporated, a provider of operations support software and technical services. Mr. Fink also serves on the board of directors of privately held companies. Mr. Fink has a B.S. from the

University of California, Los Angeles and a J.D. and an L.L.M. from New York University. Mr. Fink has served as the Chairman of our Nominating and Corporate Governance Committee since April 2004, as a member of our Compensation Committee since April 2005, and as the Chairman of our Strategy Committee since March 2006.

Jeffrey G. Katz has served as our Chief Executive Officer and President since July 2006, and as a member of our board of directors since June 2005. Mr. Katz served as the Chairman and Chief Executive Officer of Orbitz, Inc. from 2000 to 2004. From 1997 to 2000, Mr. Katz was President and Chief Executive Officer of Swissair, a publicly held airline. From 1980 to 1997, he served in a variety of roles at American Airlines, a publicly held airline, including Vice President of American Airlines and President of the Computerized Reservation System Division of SABRE. Mr. Katz serves on the board of directors of Northwest Airlines Corporation, a publicly held airline, and is a member of its Audit Committee. Mr. Katz received a B.S. in mechanical engineering from the University of California, Davis, and holds M.S. degrees from both Stanford University and the Massachusetts Institute of Technology.

Thomas J. Kalinske has served as our Vice Chairman since July 2006. From July 2006 to December 2006 he served as a corporate officer and employee, from February 2004 to July 2006 he served as our Chief Executive Officer and previously served in that same capacity from September 1997 to March 2002. He has served on our board of directors since September 1997 and was the Chairman of our board of directors from September 1997 to February 2004. From 1996 to February 2004, Mr. Kalinske served as the President of Knowledge Universe (now Mounte LLC), a private company focused on building leading companies in areas relating to education, technology and career management and the improvement of individual and corporate performance. From 1990 to 1996, he served as President and Chief Executive Officer of Sega of America. Prior to that, he was President and Chief Executive Officer of the Universal Matchbox Group from 1987 to 1990. Prior to that, he served as President and Co-Chief Executive Officer of Mattel, Inc. Mr. Kalinske has served as Chairman of the Toy Manufacturers Association of America, and in 1997, he was inducted into the Toy Industry Hall of Fame. Mr. Kalinske is the Vice President of the board of trustees of the Keys School, an independent kindergarten through eighth grade school, and a past board member of the National Education Association Foundation for the Improvement of Education and the RAND Education Board. He earned a B.S. from the University of Wisconsin and an M.B.A. from the University of Arizona.

Stanley E. Maron was elected to our board of directors in September 1997. Since 1994, he has served as a senior partner in the law firm of Maron & Sandler, a Professional Corporation, which he co-founded. He specializes in corporate and tax law. Prior to forming Maron & Sandler, he was a senior partner in the Los Angeles law firm of Buchalter, Nemer, Fields & Younger, serving the firm from 1975 to 1994. Mr. Maron currently serves as a director of Nextera Enterprises, Inc., which engages in the discovery, development and marketing of consumer products for personal care needs, as a director of Heron International, a European real estate development company, and also serves as an officer and director of privately held companies affiliated with Knowledge Learning Corporation, the nation’s largest for-profit provider of early child care learning. Mr. Maron received a B.A. from the University of California, Berkeley and a J.D. from the University of California, Los Angeles. Mr. Maron has served on our Audit Committee since July 2006.

E. Stanton McKee, Jr. was appointed to our board of directors in November 2003. Until retiring in 2002, Mr. McKee was the Executive Vice President and Chief Financial and Administrative Officer of Electronic Arts Inc., the world’s largest developer and publisher of interactive entertainment. Mr. McKee joined Electronic Arts Inc. in 1989 and served as Chief Financial and Administrative Officer for over 13 years. Mr. McKee serves on the board of directors of several private companies. Mr. McKee holds B.A and M.B.A. degrees from Stanford University. Mr. McKee has served as the Chairman of our Audit Committee since November 2003.

David C. Nagel was appointed to our board of directors in September 2005. He has served as the President, Chief Executive Officer and a director of PalmSource, Inc., a provider of operating system software platforms for smart mobile devices, since December 2001. From September 2001 to December 2001, he was Chief Executive Officer of the Platform Solutions Group at Palm, Inc., which sells smart mobile devices. Prior to joining Palm, from April 1996 to September 2001, Dr. Nagel was Chief Technology Officer of AT&T Corp., a communications service provider, President of AT&T Labs, a corporate research and development unit of AT&T, and Chief Technology Officer of Concert, a partnership between AT&T and British Telecom. Prior to his tenure with AT&T, from 1988 to 1996, he held various positions at Apple Computer, a manufacturer of personal computing devices, the last of which was Senior Vice President, Research and Development. Dr. Nagel’s earlier positions at Apple Computer included General Manager and Vice President, Apple Soft, and Vice President, Advanced Technology. Before joining Apple, he was head of human factors research at Ames Research Center. Dr. Nagel serves on the board of directors and compensation committee of Tessera Technologies, Inc., a developer of semiconductor packaging technology, and is the Chairman of the board of directors of ArcSoft, Inc., a privately held developer of multimedia software for electronic devices. Dr. Nagel is also a member of the board of directors of Epocrates, Inc., a privately held developer of medical information products, where he serves as the lead independent director and as a member of the Compensation Committee. Dr. Nagel has a B.S. and an M.S. in engineering and a Ph.D. in experimental psychology from the University of California, Los Angeles. Dr. Nagel has served as a member of our Compensation Committee since February 2006 (and as the Chairman since November 2006), and as a member of our Strategy Committee since April 2006.

Ralph R. Smith was appointed to our board of directors in April 2005. He currently serves as Senior Vice President of The Annie E. Casey Foundation, a private philanthropy dedicated to helping build better futures for disadvantaged children in the United States. Since 2004, Mr. Smith has served on the board of directors of Nobel Learning Communities, Inc., a non-sectarian, for-profit provider of education and educational services for the pre-elementary through 12th grade market, and serves as a member of their Nominating and Corporate Governance Committee. He is also a member of the board of directors of Venture Philanthropy Partners, a non-profit philanthropic investment organization serving the National Capital Region, and a member of the board of directors of the Center for Responsible Lending, a non-profit research and policy organization protecting home ownership and family wealth. From 1975 to 1997, Mr. Smith was a member of the faculty of the Law School of the University of Pennsylvania, teaching corporate law, securities regulations, and education law and policy. Mr. Smith also has held a number of senior leadership positions for the School District of Philadelphia, including Chief of Staff and Special Counsel. Mr. Smith received his undergraduate degree from Loyola University of Los Angeles and a J.D. from the University of California, Berkeley, and has served as a Teaching Fellow and L.L.M./S.J.D. candidate at Harvard University. Mr. Smith has served on our Compensation Committee and Nominating and Corporate Governance Committee since April 2005.

Caden Wang was appointed to our board of directors in April 2005. Since October 2003, Mr. Wang has served on the board of directors of bebe stores, inc., a publicly held company that designs, develops and produces women’s apparel and accessories, and is the Chairman of their Audit Committee and a member of their Nominating and Corporate Governance Committee. Since August 2005, Mr. Wang has service on the board of directors of Fossil, Inc., a publicly held company that designs, develops, markets and distributes fashion-related consumer products, and serves on their Audit Committee and Nominating and Corporate Governance Committee. From June 1999 to December 2001, Mr. Wang served as Executive Vice President and Chief Financial Officer of LVMH Selective Retailing Group, which included various international retail holdings such as DFS, Sephora and Miami Cruiseline Services. He also served as the Chief Financial Officer for DFS, Gump’s and Cost Plus. Mr. Wang is a Certified Public Accountant. He holds B.A. and M.B.A. degrees from the University of California, Los Angeles. Mr. Wang has served a member of our Audit Committee since April 2005, as a member of our Strategy Committee since April 2006, and as a member of our Nominating and Corporate Governance Committee since November 2006.

Recommendation of the Board of Directors

The Board of Directors Recommends a Vote in Favor of Each Named Nominee.

PROPOSAL TWO

APPROVAL OF THE AMENDMENT TO THE 2002 EQUITY INCENTIVE PLAN, AS AMENDED

LeapFrog’s 2002 Equity Incentive Plan, or Equity Plan, was initially adopted by our board of directors on May 24, 2002 and approved by our stockholders on July 19, 2002. The Equity Plan was subsequently amended and restated by our board in March 2006 to increase the aggregate number of shares of common stock authorized for issuance under the plan by 2,000,000 shares and to expand the types of awards available for grant under the plan. The Equity Plan, as amended and restated, was approved by our stockholders on June 16, 2006. On February 28, 2007, the board amended the Equity Plan, subject to stockholder approval, to increase the aggregate number of common stock authorized for issuance under the plan by 3,000,000 shares, from a total of 21,000,000 shares to 24,000,000 shares. The board adopted this amendment in order to ensure that the Company can continue to grant stock awards at levels determined appropriate by the board. In the event that this proposal is not approved by the stockholders at our 2007 annual meeting of stockholders, the proposed amendment of the Equity Plan will not be effected, and the Equity Plan will remain in full force and effect without such amendment.

Currently, a total of 21,000,000 shares of our Class A common stock is reserved for issuance under the Equity Plan. As of March 1, 2007, awards (net of canceled or expired awards) covering 9,068,287 shares of our Class A common stock had been granted pursuant to the Equity Plan, and 1,318,811 shares of Class A common stock (plus any shares that might in the future be returned to the Equity Plan as a result of reacquisition of issued shares, or as a result of cancellations or expirations of awards) remained available for future grant under the Equity Plan.

Historically, we have regularly granted stock options to virtually all of our employees. When our Compensation Committee or other designated committee approves the grant of a stock option, it establishes the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is typically equal to or greater than the market price of a share of our common stock at the time of grant. An employee receives value only if he or she exercises an option and later sells the purchased shares at a price that exceeds the option’s exercise price. Our stock price has experienced a significant decline since its historical peak in late 2003. Consequently, many of our employees currently hold, and have held for an extended period of time, options with exercise prices significantly higher than the current market price of our common stock. For example, of the options held by our employees as of March 1, 2007 covering an aggregate of approximately 8.0 million shares, approximately 4.9 million shares, or approximately 61%, had exercise prices ranging from $10.90 to $44.60 per share, while the closing price of our Class A common stock on March 1, 2007 was $10.77 per share. As a result, we have developed a significant stock option “overhang” consisting of underwater options that we believe are not serving their intended purpose of incentivizing employees. Overhang is the total number of shares related to options and other equity awards granted but not yet exercised, plus shares available for grant, divided by the total number of shares outstanding.

Although our stock option overhang is significant, we do not believe it reflects an accurate picture of the equity incentives being offered to our current employee base due to the large number of underwater options, the impact of our recent initiatives to improve our performance, and, in turn, the increase in our stock price. Since July 2006, we have hired a new Chief Executive Officer and a number of senior executive officers, which required us to grant options to incentivize these new executives. Under this new leadership, we are pursuing a strategy that we believe will improve our performance. However, these efforts have not yet achieved their objectives, and our stock price has remained at or near its historical low, thus, at least temporarily causing our overhang to remain significant. In addition, in the last nine months, we have granted approximately 5.0 million options to senior executives, including 2.65 million options in July 2006 to Jeffrey G. Katz, our Chief Executive Officer and President. Of these 5.0 million options, approximately half were granted at exercise prices that were approximately 30% to 60% higher than the fair market value at the time of grant. Employees who received these grants would have to see significant upward stock price movement prior to realizing any value and creating dilution for other stockholders.

While adding 3,000,000 shares to our 2002 Equity Incentive Plan will in the short term increase the potential dilution represented by these plans and therefore increase our overhang, we believe it is necessary in order to incentivize our current employees, since the underwater options are no longer fully effective as performance and retention incentives. We believe that in order to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs. An equity stake in the success of the company is a critical component of these programs. We believe an increase in the number of shares to our option plan will enable us to recruit, retain and incentivize employees by offering them the opportunity to participate economically in our future growth and success.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this Proposal Two. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The essential features of the Equity Plan are outlined below:

The purpose of the Equity Plan is to enable LeapFrog to attract and retain talented employees, key consultants and directors by providing an incentive to such individuals through equity participation in LeapFrog, and by rewarding employees, key consultants and directors who contribute to the achievement of LeapFrog’s long-term economic objectives.

The Equity Plan automatically will terminate ten years after its adoption, unless it is terminated earlier by the board of directors.

Eligibility.    The Equity Plan provides for the following types of stock awards to the following persons:

•	Incentive stock options, as defined under the Internal Revenue Code of 1986, as amended (the “Code”), which may be granted solely to employees (including officers); and

•

Nonstatutory stock options, restricted stock awards, stock bonus awards, restricted stock unit awards and stock appreciation rights, all of which may be granted to employees (including officers), directors and consultants.

As of March 1, 2007, we had approximately 914 employees eligible to participate in the Equity Plan.

Administration.    Pursuant to the terms of the Equity Plan, the board of directors has delegated administration of the Equity Plan to the Compensation Committee of the board of directors (the “Committee”); provided, however, that in the case of stock awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, or that are made to persons who are subject to Section 16 of the Exchange Act, the Committee will consist, respectively, solely of two or more “outside directors” within the meaning of Section 162(m) of the Code and solely of two or more “non-employee directors” within the meaning of Section 16 of the Exchange Act. Subject to the terms of the Equity Plan, the Committee determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Committee will also determine the exercise, purchase or strike price of each stock award. In granting a performance-based stock award, the Committee will set a period of time (a Performance Period) which will generally be three years long, over which the attainment of one or more goals (Performance Goals) will be measured for the purpose of determining whether the award recipient has a vested right in or to such stock award. Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a Performance Period), the Committee will establish the Performance Goals, based upon one or more pre-established criteria (Performance Criteria) enumerated in the Equity Plan. As soon as administratively practicable following the end of the Performance Period, the Committee will certify (in writing) whether the established Performance Goals have been satisfied. As used herein with respect to the Equity Plan, the “board of directors” refers to any committee to which the board of directors delegates administration of the Equity Plan (and, if applicable, such a subcommittee) as well as to the board of directors itself.

Stock Subject to the Equity Plan.    Subject to this proposal, the maximum number of shares of Class A common stock available for issuance under the Equity Plan is 24,000,000, except as described below under “Adjustment Upon Changes in Stock,” and the maximum number of shares of Class A common stock that may be awarded pursuant to incentive stock options is 24,000,000. The number of shares available for issuance under the Equity Plan is reduced by (i) one share for each share of Class A common stock issued pursuant to an option or a stock appreciation right, and (ii) two shares for each share of Class A common stock issued pursuant to a stock bonus award, restricted stock award or restricted stock unit award.

No person may be granted awards under the Equity Plan covering more than 2,000,000 shares of Class A common stock in any calendar year. Shares may be issued in connection with a merger or acquisition as permitted by the rules of the applicable national securities exchange, and such issuance shall not reduce the number of shares available for issuance under the Equity Plan. If an award granted under the Equity Plan expires or otherwise terminates without having been exercised in full, the shares of Class A common stock subject to such awards will again become available for issuance under the Equity Plan. If any shares issued pursuant to a stock award under the Equity Plan are forfeited back to or repurchased by LeapFrog, the forfeited or reacquired stock will again become available for reissuance under the Equity Plan. Awards that are terminated, forfeited or repurchased shall result in an increase in the share reserve of the Equity Plan corresponding to the reduction originally made in respect of the award. If stock awards granted under the Equity Plan are not delivered to a participant because (i) the stock award is exercised through a reduction in the number of shares subject to the stock award (a “net exercise”), (ii) the appreciation distribution upon exercise of a stock appreciation right is paid in shares of Class A common stock, or (c) shares are withheld in satisfaction of applicable withholding taxes, the number of shares not delivered will become again available for subsequent issuance under the Equity Plan. Finally, if the exercise price is satisfied by tendering shares of Class A common stock previously held by a participant, the number of shares so tendered will become again available for subsequent issuance under the Equity Plan. Shares issued under the Equity Plan may be previously unissued shares or reacquired shares bought on the market or otherwise.

Stock Options.    Stock options are granted pursuant to stock option agreements. The exercise price of incentive stock options must be at least 100% of the fair market value of the Class A common stock on the date of the grant and, in some cases, at least 110% of such fair market value, as described below. The exercise price of nonstatutory stock options must be at least 50% of the fair market value of the Class A common stock on the grant date. However, the exercise price for any option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code cannot be less than 100% of the fair market value of the Class A common stock on the date of grant.

Options granted under the Equity Plan vest at the rate and under the terms and conditions specified in the option agreement. A stock option may provide for an early exercise feature pursuant to which the option may be exercised prior to full vesting, resulting in unvested shares of Class A common stock being subject to repurchase by us in the event of the optionee’s cessation of service prior to the vesting of the shares.

In general, stock options granted under the Equity Plan may not be exercised after the expiration of 10 years from the date of grant. If an optionee’s relationship with us, or any affiliate of ours, terminates for any reason other than disability or death, the optionee may exercise his or her option (to the extent that such option was vested at the time of termination), but only within the period of time ending on the earlier of (i) 3 months following such termination (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the term of the option as set forth in the option agreement. If an optionee’s relationship with us, or any affiliate of ours, terminates due to disability, the optionee may exercise his or her option (to the extent that such option was vested at the time of termination), but only within the period ending on the earlier of

(i) 6 months following such termination (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the term of such option as set forth in the option agreement. If an optionee’s relationship with us, or any affiliate of ours, terminates as a result of the optionee’s death or the optionee dies within a specified period after termination of service, the optionee’s estate, heirs or beneficiaries may exercise the option (to the extent that such option was vested at the time of death), but only within the period ending on the earlier of (i) 6 months following the optionee’s death (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the term of the option as set forth in the option agreement. If an option is not exercised within the time specified in the option agreement, such option terminates.

Class A common stock issued pursuant to stock options granted under the Equity Plan may, at the discretion of the board of directors, be paid for (i) in cash, check, bank draft or money order, (ii) pursuant to a broker-assisted cashless exercise, (iii) by delivery of other Class A common stock of the Company, (iv) according to a deferred payment or similar arrangement, (iv) pursuant to a net exercise arrangement, or (vi) in any other form of legal consideration acceptable to the board.

Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution unless the optionee holds a nonstatutory stock option and the terms of the stock option agreement provide otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee’s death.

Tax Limitations on Incentive Stock Option Grants.    Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our Class A common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of LeapFrog or any affiliate unless the following conditions are satisfied:

•	The option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	The term of the incentive stock option award does not exceed five years from the date of grant.

Stock Bonus Awards.    Stock bonus awards are granted pursuant to stock bonus agreements.

Shares awarded under a stock bonus award may be subject to repurchase by us in accordance with a vesting schedule to be determined by the board of directors. The grant or vesting of stock bonus awards may also be based upon service conditions or may be subject to Performance Goals to be determined by the Committee, based on one or more of the following Performance Criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) total stockholder return; (vi) return on equity; (vii) return on assets; (viii) return on investment; (ix) return on capital employed; (x) operating margin (xi) gross margin; (xii) operating income; (xiii) net income; (xiv) net operating income; (xv) net operating income after tax; (xvi) pre- and after-tax income; (xvii) pre-tax profit; (xviii) operating cash flow; (xix) revenue; (xx) revenue growth; (xxi) expenses; (xxii) improvement in or attainment of expense levels; (xxiii) improvement in or attainment of working capital levels; (xxiv) economic value added; (xxv) market share; (xxvi) cash flow; (xxvii) cash flow per share; (xxviii) economic value added (or an equivalent metric); (xxix) share price performance; (xxx) debt reduction; and (xxxi) other measures of performance selected by the Committee.

If a stock bonus award recipient’s relationship with us, or any affiliate of ours, terminates, we may reacquire any of the shares subject to such award that are unvested as of the date of such termination. A stock bonus award may be awarded in consideration for past services rendered to us or any affiliate of ours. Rights to acquire shares under a stock bonus award may be transferable only to the extent provided in a stock bonus agreement.

Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock agreements. The purchase price of a restricted stock award cannot be less than 50% of the fair market value of the Class A common stock on the date of grant or at the time the purchase is made.

Shares awarded under a restricted stock award may be subject to repurchase by us in accordance with a vesting schedule to be determined by the board of directors. If a restricted stock award recipient’s relationship with us, or any affiliate of ours, terminates, we may repurchase or reacquire any of the shares subject to such award that are unvested as of the date of such termination. Class A common stock acquired pursuant to a restricted stock award may be paid for in cash or, if provided in the restricted stock agreement at the discretion of the board of directors, pursuant to a deferred payment arrangement or in other legal consideration approved by the board of directors. Rights to acquire shares under a restricted stock award may be transferable only to the extent provided in a restricted stock award agreement.

Restricted Stock Unit Awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements. The purchase price, if any, for restricted stock unit awards may be paid in any form of legal consideration acceptable to the board of directors.

Restricted stock unit awards vest at the rate specified in the restricted stock unit award agreement as determined by the board of directors. However, at the time of grant, the board of directors may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the restricted stock unit award to a time after vesting. A restricted stock unit award may be settled by the delivery of shares of LeapFrog’s Class A common stock, cash, any combination of the two or in any other form of consideration, as determined by the board of directors. Dividend equivalent rights may be credited with respect to shares covered by a restricted stock unit award as determined by the board of directors and contained in the restricted stock unit award agreement. However, LeapFrog does not anticipate paying cash dividends on its Class A common stock for the foreseeable future. If a restricted stock unit award recipient’s relationship with us, or any affiliate of ours, terminates, restricted stock units that have not vested will be forfeited on the date of such termination, except as otherwise may be provided in the restricted stock unit award agreement.

Stock Appreciation Rights.    Stock appreciation rights are granted pursuant to stock appreciation rights agreements. The maximum term of stock appreciation rights granted under the Equity Plan is 10 years.

Each stock appreciation right is denominated in shares of Class A common stock equivalents. The strike price of stock appreciation rights may not be less than 100% of the fair market value of the Class A common stock equivalents subject to the stock appreciation rights on the date of grant. Upon exercise of a stock appreciation right, LeapFrog will pay the recipient an amount equal to the excess of (i) the aggregate fair market value on the date of exercise of a number of Class A common stock equivalents with respect to which the recipient is exercising the stock appreciation right, over (ii) the strike price determined by the board of directors on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of LeapFrog’s Class A common stock, any combination of the two or in any other form of consideration determined by the board of directors.

Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the board of directors. If a stock appreciation rights recipient’s relationship with us, or any affiliate of ours, terminates, the recipient generally may exercise any vested stock appreciation right for 3 months (or such longer or shorter period specified in the stock appreciation rights agreement) after the date such service relationship ends. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Acceleration of Awards.    The board of directors has the power to accelerate the vesting of a stock award notwithstanding the vesting schedule or terms relating to the exercisability contained in the stock award agreement.

Adjustments upon Changes in Stock.    If any change is made in the Class A common stock subject to the Equity Plan or subject to any stock award without receipt of consideration by LeapFrog (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the class(es) and maximum number of shares subject to the Equity Plan, the maximum annual award limit applicable under the Equity Plan and the class(es) and number of shares and price per share of stock subject to outstanding stock awards will be appropriately adjusted.

Corporate Transactions.    In the event of a Corporate Transaction (as defined in the Equity Plan), any surviving or acquiring corporation may assume or continue any stock awards outstanding under the Equity Plan or may substitute similar awards for those outstanding under the Equity Plan. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a stock award or substitute a similar stock award for only a portion of a stock award. If a surviving or acquiring corporation does not assume or continue such stock awards or substitute similar awards, then, unless otherwise provided by the board of directors, any outstanding stock awards that have not been assumed or substituted may be exercised (to the extent vested) prior to the effective time of such corporate transaction, and any such stock awards will terminate if not exercised prior to the effective time of such corporate transaction.

Changes in Control.    In the event of a Change in Control (as defined in the Equity Plan), an outstanding stock award held by a recipient whose relationship with us, or any affiliate of ours, has not terminated may be subject to additional acceleration of vesting and exercisability upon or after such Change in Control to the extent provided in a stock award agreement or any other written agreement between the recipient and us or an affiliate. In the absence of such provision, however, no such acceleration will occur.

Amendments to the Equity Plan.    The board of directors has the authority to amend the Equity Plan, so long as such action does not impair any stock award previously granted under the Equity Plan, unless consented to in writing by the holder of such award. In addition, no amendment will be effective unless approved by our stockholders where such amendment requires stockholder approval under applicable law or stock exchange requirements. The board of directors may, in its sole discretion, submit any other amendment to the Equity Plan for stockholder approval.

Termination or Suspension of the Equity Plan.    The board of directors may suspend or terminate the Equity Plan at any time. No stock awards may be granted under the Equity Plan while the Equity Plan is suspended or after it is terminated.

Federal Income Tax Consequences of the Equity Plan.

The following is a summary of the principal United States federal income tax consequences to participants and LeapFrog with respect to participation in the Equity Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Options.    There are no federal income tax consequences to the optionee or us by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the fair market value of our Class A common stock on the date of exercise over the option exercise price. With respect to employees, we are generally required to withhold an amount based on the ordinary income recognized. Generally, we will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who are subject to Section 16(b) of the Exchange Act.

Incentive stock options granted under the Equity Plan are intended to qualify for favorable tax treatment under Section 422 of the Code. There generally are no federal income tax consequences to the optionee or us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee’s alternative minimum tax liability, if any. If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the option grant date and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the exercise date over the exercise price, or (ii) the optionee’s actual gain, if any, on the purchase and sale. The optionee’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, we generally will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Stock Bonus and Restricted Stock Awards.    There are no tax consequences to the recipient or us by reason of the grant of a stock bonus or restricted stock award. Upon receipt of the stock pursuant to such award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock’s fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the restrictions lapse, unless the recipient elects to be taxed on receipt of the stock by filing a Section 83(b) election. With respect to employees, we generally are required to withhold an amount based on the ordinary income recognized. Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Certain different rules may apply to recipients who are subject to Section 16(b) of the Exchange Act.

Restricted Stock Unit Awards.    No taxable income is recognized upon receipt of a restricted stock unit award. The recipient generally will recognize ordinary income in the year in which the shares subject to that unit are actually vested and issued to the recipient in an amount equal to the fair market value of the shares on the date of issuance. The recipient and LeapFrog will be required to satisfy certain tax withholding requirements applicable to such income. Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the recipient at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the recipient.

Stock Appreciation Rights.    No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the recipient in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, LeapFrog will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the year in which such ordinary income is recognized by the recipient.

Potential Limitation on Company Deductions.    Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock awards granted in the future under the Equity Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if such awards are granted by a compensation committee comprised solely of “outside directors” and the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant.

Compensation attributable to stock options or stock appreciation rights with exercise or strike prices less than fair market value on the date of grant, stock bonus awards, restricted stock awards and restricted stock unit awards will qualify as performance-based compensation under the Treasury Regulations issued under Section 162(m) only if (i) the award is granted by a committee comprised solely of outside directors, (ii) the award is granted or becomes vested (or exercisable) only upon the achievement of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, (iii) the committee certifies in writing prior to the granting or vesting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting or vesting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information concerning our Class A common stock to be issued in connection with our Equity Plan, our Director Plan and our Employee Stock Purchase Plan as of December 31, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,741,063	(2)	$13.66	3,555,556	(3)
Equity compensation plans not approved by security holders	650,000		$15.90	—

TOTAL	10,391,063		$13.80	3,555,556

(1)	Does not include exercise price for performance-based stock awards as such awards do not have an exercise price.

(2)	Includes 166,395 performance-based stock awards granted under our Equity Plan, which may be issued if certain performance measures are met. Currently none of the awards are vested.

(3)	Includes 1,239,564 shares reserved for issuance under our Equity Plan, 807,778 shares reserved for issuance under our Director Plan and 1,508,214 shares reserved for issuance under our 2002 Employee Stock Purchase Plan.

Recommendation of the Board of Directors

The Board of Directors Recommends A Vote in Favor of Proposal Two.

PROPOSAL THREE

STOCKHOLDER PROPOSAL

William Steiner, 112 Abbotsford Gate, Piermont, NY 10968, a beneficial owner of 3,500 shares of LeapFrog Class A common stock, has notified us that he intends to present the following proposal at the meeting:

Stockholder Proposal

MAXIMIZE VALUE RESOLUTION

Resolved that the shareholders of LeapFrog Enterprises, Inc. Corporation urge the LeapFrog Enterprises, Inc. Board of Directors to arrange for the prompt sale of LeapFrog Enterprises, Inc. to the highest bidder.

Supporting Statement

The purpose of the Maximize Value Resolution is to give all LeapFrog Enterprises, Inc. shareholders the opportunity to send a message to the LeapFrog Enterprises, Inc. Board that they should support the prompt sale of LeapFrog Enterprises, Inc. to the highest bidder. I believe a strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the LeapFrog Enterprises, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the LeapFrog Enterprises, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set for in the resolution:

The prompt auction of LeapFrog Enterprises, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both.

The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company’s stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION

LeapFrog’s Statement in Opposition to Proposal Three

The board of directors believes this proposal does not serve the best interests of LeapFrog or its stockholders and would not maximize value to the stockholders. Accordingly, the board of directors recommends a vote AGAINST this proposal.

Consistent with its fiduciary duties, the board of directors has sought to manage the company’s affairs in a manner it believes to be in the best interests of the company and its stockholders. The board has continuously analyzed the strategic alternatives for the company as part of fulfilling its fiduciary obligations. In late 2006, we completed a full strategic review of our business and developed a plan that is designed to improve our financial performance and create sustained growth and profitability over the long term. As part of this review, we modified the operational structure of our business and changed a significant portion of our executive and senior leadership team, including hiring Jeffrey G. Katz as our Chief Executive Officer and President. The board of directors believes that the value of our new strategic business plan and the future prospects of the company would not be realized by “the prompt sale of LeapFrog Enterprises, Inc. to the highest bidder.”

The board of directors believes that our strategic business plan has the potential to create stockholder value which is unlikely to be appropriately valued in an “auction” in the manner contemplated by the proposed resolution, particularly as such an auction could create a forced sale atmosphere that could have the effect of reducing the perceived value of the company to a “fire sale” level. Moreover, even though approval of this proposal is not binding on the board of directors, the board believes that approval would work against increasing value for the stockholders by causing uncertainty regarding the future of the company and adversely affecting relationships with employees, customers and vendors. The potential adverse impact could lead to a reduction in sales and profits and, in turn, stockholder value.

Therefore, the board of directors believes that growth of the business through continued implementation of our strategic business plan and not a forced sale to the highest bidder is in the best interests of the company and its stockholders.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal Three.

PROPOSAL FOUR

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our consolidated financial statements since September 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.

The affirmative vote of the majority of the votes represented by the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm Fee Information

In connection with the audit of the 2006 financial statements, we entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and our exclusion of punitive damages.

The following table represents aggregate fees billed or to be billed to us for services performed for the fiscal years ended December 31, 2006 and 2005, by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended (in thousands)
	2006	2005
Audit Fees	$2,845	$2,992
Audit-related Fees	43	175
Tax Fees	163	103
All Other Fees	—	—

Total Fees	$2,951	$3,270

All services provided by Ernst & Young LLP for the fiscal years ended December 31, 2006 and 2005 were approved by the Audit Committee. The fees for 2005 have been revised to reflect actual amounts billed.

Audit Fees

The aggregate fees billed or to be billed by Ernst & Young LLP for financial audit services totaled $2.8 million in 2006 and $3.0 million in 2005. The above amounts include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, statutory audits required internationally, services related to compliance with Sarbanes-Oxley Act of 2002 internal control testing and review of correspondence with the SEC.

Audit-Related Fees

The aggregate fees billed by Ernst & Young LLP for audit-related services totaled $43,000 in 2006 and $0.2 million in 2005, which consisted of fees related to FAS 123R, S-8 registration and SAB99 consultation work in 2006 and due diligence on potential or proposed acquisitions for 2005.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for tax services, consisting of tax compliance, tax advice and tax planning, totaled $0.2 million in 2006 and $0.2 million in 2005.

All Other Fees

There were no other fees paid to Ernst & Young LLP in 2006 and 2005.

Pre-Approval Procedures of Audit and Non-Audit Services by the Independent Registered Public Accounting Firm

As set forth in its charter, the Audit Committee must pre-approve all audit and non-audit services performed by the independent registered public accounting firm. As allowed under its charter, the Audit Committee has delegated to the Chairman of the Audit Committee, Mr. E. Stanton McKee, Jr., the authority to grant such pre-approvals, provided that all approvals made by the Chairman are presented to the full Audit Committee for its ratification at each of its scheduled meetings. In determining whether to approve audit and non-audit services to be performed by Ernst & Young LLP, the Audit Committee takes into consideration the fees to be paid for such services and whether the fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by Ernst & Young LLP, the Audit Committee considers whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function, and under no circumstances will the non-audit services include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the registered public accounting firm’s independence.

Recommendation of the Board of Directors

The Board of Directors Recommends A Vote in Favor of Proposal Four.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Controlling Stockholder

As of March 1, 2007, Lawrence J. Ellison, through entities controlled by him, held a majority of the voting power of our outstanding stock. As a result, Mr. Ellison controls the election of all members of our board of directors and all other matters submitted to a vote of our stockholders. Mr. Ellison is Chief Executive Officer of Oracle Corporation.

Beneficial Ownership of Our Common Stock

The following table sets forth certain information regarding the ownership of LeapFrog’s common stock as of March 1, 2007 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all executive officers and directors of LeapFrog as a group; and (iv) all those known by LeapFrog to be beneficial owners of more than five percent of our common stock. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of our common stock, as the case may be, and Schedules 13D and 13G filed with the Securities and Exchange Commission, or SEC.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of March 1, 2007. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated and to the extent known, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Beneficial Ownership of Our Common Stock (continued)

	Number of Shares Beneficially Owned			Percentage of Shares Beneficially Owned(1)			Percentage of Combined Voting Power of All Classes of Stock(3)
	Class A	Class B	Total	Class A	Class B	Total(2)
Lawrence J. Ellison(4)	—	16,585,345	16,585,345	—	60.1%	26.2%	53.2%
Michael R. Milken(5)	1,601,789	9,387,732	10,989,521	4.5%	34.0%	17.4%	30.6%
Lowell J. Milken(6)	458,931	5,940,465	6,399,396	1.3%	21.5%	10.1%	19.2%
Third Avenue Management(7)	8,598,914	—	8,598,914	24.2%	—	13.6%	2.	8%
Franklin Resources, Inc.(8)	3,524,560	—	3,524,560	9.9%	—	5.6%	1.1%
Vardon Capital Management(9)	2,577,507	—	2,577,507	7.2%	—	4.1%	*
Jeffrey G. Katz(10)	33,062	—	33,062	*	—	*	*
William B. Chiasson(11)	116,014	—	116,014	*	—	*	*
Michael J. Dodd(12)	24,500	—	24,500	*	—	*	*
Thomas J. Kalinske(13)	712,091	1,107	713,198	2.0%	*	*	*
Timothy M. Bender(14)	127,333	—	127,333	*	—	*	*
Jerome Perez(15)	420,994	—	420,994	*	—	*	*
Kathryn E. Olson	11,244	—	11,244	*	—	*	*
Steven B. Fink(16)	111,433	12,714,082	12,825,515	*	46.0%	20.3%	40.8%
Stanley E. Maron(17)	76,219	168	76,387	*	*	*	*
E. Stanton McKee(18)	42,916	—	42,916	*	—	*	*
Ralph R. Smith(19)	25,937	—	25,937	*	—	*	*
Caden Wang(20)	25,937	—	25,937	*	—	*	*
David C. Nagel(21)	18,958	—	18,958	*	—	*	*
All directors and executive officers as a group (18 persons)(22)	1,325,600	12,715,357	14,040,957	3.7%	46.1%	22.2%	41.2%

*	Less than one percent.

(1)	Based on 35,588,364 shares of Class A common stock and 27,614,176 shares of Class B common stock outstanding as of March 1, 2007. Unless otherwise indicated in the footnotes to this table, the applicable address for each of our directors and executive officers is c/o LeapFrog Enterprises, Inc., 6401 Hollis Street, Emeryville, California 94608.

(2)	These percentages reflect the ownership of our Class A common stock and our Class B common stock on an as-converted basis assuming the conversion of all Class B common stock to Class A common stock.

(3)	These percentages reflect the different voting rights of our Class A common stock and our Class B common stock. On all matters submitted to a vote of our stockholders, our Class A common stock entitles its holders to one vote per share and our Class B common stock entitles its holders to ten votes per share.

(4)	Includes 16,585,345 shares of Class B common stock held indirectly by Mr. Ellison through Mollusk Holdings, LLC, which is controlled by Cephalopod Corporation and Lawrence Investments, LLC, which are also reported as beneficially owned by Mr. Fink and over which Mr. Ellison shares voting and investment power.

The address for Mollusk Holdings, LLC is c/o Philip B. Simon, 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596.

(5)	Includes:

•	5,039,937 shares of Class B common stock and 1,601,789 shares of Class A common stock held directly by Mr. M. Milken;

•

4,336,216 shares of Class B common stock held indirectly by Mr. M. Milken through ET Holdings, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power; and

•

11,579 shares of Class B common stock held indirectly by Mr. M. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power.

The address for Mr. M. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(6)	Includes:

•	1,592,670 shares of Class B common stock and 416,845 shares of Class A common stock held directly by Mr. L. Milken;

•	42,086 shares of Class A common stock held in a trust of which Mr. L. Milken is a trustee;

•

4,336,216 shares of Class B common stock held indirectly by Mr. L. Milken through ET Holdings, LLC, which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power; and

•

11,579 shares of Class B common stock held indirectly by Mr. L. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power.

The address for Mr. L. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(7)

Based solely on information provided in a Schedule 13G filed on February 14, 2007 by Third Avenue Management LLC, or Third Avenue. Third Avenue has sole voting power over 8,440,789 shares and sole dispositive power over 7,728,611 shares. The address for Third Avenue is 622 Third Avenue, 32nd Floor, New York, New York 10017.

(8)	Based solely on information provided in a Schedule 13G filed on February 5, 2007 by Franklin Resources, Inc. or Franklin. The address for Franklin is One Franklin Parkway, San Mateo, California 94403.

(9)

Based solely on information provided in a Schedule 13G filed on February 14, 2007 by Vardon Capital Management, LLC or Vardon. The address for Vardon is 120 West 45th Street, 17th Floor, New York, NY 10036.

(10)	Includes 19,062 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 1, 2007.

(11)	Includes 112,041 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 1, 2007.

(12)	Includes 12,500 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 1, 2007.

(13)	Includes 368,889 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2007.

(14)	Represents 127,333 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 1, 2007.

(15)	Includes 412,499 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 1, 2007.

(16)	Includes:

•	111,433 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 1, 2007; and

•

12,714,082 shares of Class B common stock presently held by Mollusk Holdings, LLC. Mr. Fink is the Chief Executive Officer of Lawrence Investments, LLC, which is one of the two managing members of Mollusk Holdings, LLC. These shares are also reported as beneficially owned by Mr. Ellison. Mr. Fink disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

•

50,000 shares of Class B common stock presently held prorata by ET Holdings, LLC, Mollusk Holdings, LLC and Michael R. Milken based on the number of shares of LeapFrog’s Class B common stock distributed by Mounte LLC (formerly Krest LLC) to each of such three stockholders in September 2005, which may be acquired by Mr. Fink within 60 days of March 1, 2007 upon the exercise of a call option that each of such three stockholders has granted to Mr. Fink. Mr. Fink shares voting and investment power with respect to these shares with each of such three stockholders.

(17)	Includes 67,250 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 1, 2007. The address for Mr. Maron is 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(18)	Represents 42,916 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 1, 2007.

(19)	Represents 25,937 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 1, 2007. The address for Mr. Smith is c/o The Annie E. Casey Foundation, 701 St. Paul Street, Baltimore, Maryland 21202.

(20)	Represents 25,937 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 1, 2007.

(21)	Represents 18,958 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 1, 2007.

(22)	See footnotes 10 through 21 above, as applicable. Mr. Bender, Mr. Perez and Ms. Olson are not included as executive officers as they were no longer serving as an executive officer of LeapFrog as of March 1, 2007, the date of the information in the table. Includes 923,378 shares of Class A common stock held by our executive officers who are not named executive officers, provided that LeapFrog has the right to repurchase 8,334 of these shares until the shares vest in February 2008. Also includes 118,455 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 1, 2007 held by executive officers who are not named in the Summary Compensation Table below.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since April 2004, we have been a subsidiary of Mollusk Holdings, LLC, an entity controlled by Lawrence J. Ellison, which owns a majority of our voting shares. In 2006 we purchased software products and support services from Oracle Corporation totaling $390,693. As of December 31, 2006, Lawrence J. Ellison, the Chief Executive Office of Oracle Corporation, may be deemed to have or share the power to direct the voting and disposition, and therefore to have beneficial ownership of approximately 16,750,000 shares of our Class B common stock, which represents approximately 26.3% of the combined voting power of our Class A common stock and Class B common stock. For a more complete discussion of Mr. Ellison’s beneficial ownership of our common stock, see “Security Ownership of Certain Beneficial Owners and Management.”

In 2006, we paid Pillar Data Systems, Inc. a total of $302,988 in equipment fees. Mr. Ellison is the majority stockholder of Pillar Data Systems, Inc.

We are currently involved in a dispute with Mounte LLC arising out of a 2002 tax sharing agreement between LeapFrog and Knowledge Universe, Inc., the predecessor in interest of Mounte LLC. We are claiming a $635,000 refund of amounts we previously paid under the agreement, while Mounte LLC is claiming we owe it an additional payment of approximately $1,200,000. Mounte LLC is indirectly controlled by Michael R. Milken, Lowell J. Milken and Lawrence J. Ellison, who beneficially own a majority of our voting shares. The parties are awaiting the results of a California state audit of Mounte LLC before proceeding with discussions.

We believe that our board of directors will take such action as is necessary to comply with applicable corporate law in connection with any transactions with affiliates, including in appropriate cases obtaining approval by our independent directors.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the New York Stock Exchange, or NYSE, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time. In addition, our board of directors has adopted categorical standards of independence to assist the board in its determination of director independence. The categorical standards are attached as Appendix A to this Proxy Statement.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members and us, our senior management and our independent registered public accounting firm, our board of directors affirmatively has determined that all of our directors are independent directors within the meaning of the applicable NYSE listing standards, except for Mr. Katz, our President and Chief Executive Officer, and Mr. Kalinske, our former Chief Executive Officer. Our board of directors has also affirmatively determined that, pursuant to the categorical standards adopted by our board, none of the independent directors has a material relationship with us.

Meetings

During the fiscal year ended December 31, 2006, the board of directors held nine meetings and acted by unanimous written consent two times. Each director attended at least 75% of the aggregate of the meetings of the board, and of the committees on which he served, held during the period for which he was a director or committee member, respectively, except for Dr. Nagel who attended 67% of the three strategy committee meetings held in 2006.

As required under NYSE listing standards, in fiscal 2006 our independent directors met nine times in regularly scheduled executive sessions at which only independent directors were present. Steven B. Fink, the Chairman of our board of directors, presided over each of these executive sessions. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chair of the Audit, Compensation or Nominating and Corporate Governance Committee.

Compensation of Directors

During the fiscal year ended December 31, 2006, our non-employee directors received the following compensation for their service on our board of directors:

Director Compensation for Fiscal 2006

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)(3)(4)	All Other Compensation ($)	Total ($)
Steven B. Fink	113,500	—	52,770	—	166,270
Stanley E. Maron	53,000	—	31,662	—	84,662
E. Stanton McKee, Jr.	73,167	—	63,385	—	136,552
David C. Nagel	53,333	—	9,983	—	63,316
Paul Rioux	19,500	—	19,613	—	39,113
Ralph R. Smith	57,000	—	55,649	—	112,649
Caden Wang	78,250	—	55,649	—	133,899

(1)	Reflects board retainer fees, committee chair and audit committee retainer fees and meeting fees.

(2)	The value shown for the option awards is based on the dollar amount of the compensation cost of the awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R. The assumptions made in the valuation of the option awards are discussed in footnote 17 “Stock-Based Compensation,” to our consolidated financial statements contained in our annual report on Form 10-K for the fiscal year ended December 31, 2006.

(3)	The full grant date fair value of each of these option awards, as calculated under FAS 123R for financial statement reporting purposes is as follows: Mr. Fink, $120,905; Mr. Maron, $72,543; Mr. McKee, $72,543; Dr. Nagel, $60,453; Mr. Smith, $72,543; and Mr. Wang, $72,543.

(4)	At December 31, 2006, our non-employee directors each held an aggregate number of stock option awards as follows: Mr. Fink, 140,600 shares; Mr. Maron, 88,500 shares; Mr. McKee, 65,000 shares; Dr. Nagel, 42,500 shares; Mr. Rioux, no shares; Mr. Smith, 48,750 shares; and Mr. Wang, 48,750 shares.

(5)	Mr. Rioux did not stand for re-election at the 2006 annual meeting of stockholders.

Each of our non-employee directors receives a cash meeting fee of $1,500 for each board of directors and committee meeting attended. Prior to February 2006, if there was a board meeting and a committee meeting on the same day, only one meeting fee was paid for both meetings. In February 2006, the board approved a change in the compensation of directors to permit the non-employee directors to receive the $1,500 meeting fee for each board or committee meeting attended, regardless of whether the meetings occurred on the same day. In addition to this meeting fee, in April 2004, the Compensation Committee of our board of directors approved the payment of the following annual retainers, which were pro-rated for each month served on the board during the year, to our non-employee directors, which amounts remained effective for the month of January 2006:

•

Each non-employee director received an annual retainer of $30,000, provided that a non-employee director who holds the position of Chairman of our board received an annual retainer of $60,000 in lieu of an annual retainer of $30,000.

•

Each non-employee director who served as a member of our Audit Committee received an annual retainer of $5,000, provided that the Chairman of our Audit Committee received an annual retainer of $10,000 in lieu of an annual retainer of $5,000.

•

Each non-employee director who served as the Chairman of our Compensation Committee, Nominating and Corporate Governance Committee, and any other committee created by our board of directors received an annual retainer of $5,000.

In February 2006, the board approved an increase in the amount of the annual retainer to be paid to the Chairman and members of the Audit Committee of the board. Effective February 2006, the annual retainer to be paid to the Chairman of our Audit Committee was increased from $10,000 to $20,000, and the annual retainer fee for each Audit Committee member was increased from $5,000 to $10,000.

In the fiscal year ended December 31, 2006, the total cash compensation paid to non-employee directors was $454,833. The members of our board of directors are also eligible for reimbursement of their expenses incurred in attending board meetings.

The 2002 Non-Employee Directors’ Stock Option Plan, or Director Plan, provided for automatic stock option grants to our non-employee directors. In March 2006, the board adopted an amendment and restatement of the Director Plan (and renamed it the 2002 Non-Employee Directors’ Stock Award Plan), which was approved by our stockholders at the 2006 annual meeting of stockholders.

The Director Plan, as amended and restated, provides for an initial stock award upon being elected to the board and annual stock awards on July 1 of each year (or the next business day if that date is a legal holiday). The board or a committee of the board has the discretion to provide that initial and annual grants under the Director Plan will be made in the form of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights or performance stock awards. If equity grants are made in the form of stock options, the

Director Plan provides that the initial grant is an option to purchase 30,000 shares of our Class A common stock and the annual grant is an option to purchase 15,000 shares of our Class A common stock; provided, however, that a non-employee director who holds the position of Chairman of our board of directors at the time of the annual grant will receive an annual grant of 25,000 shares in lieu of an annual grant of 15,000 shares. In the event that initial and annual grants are made in the form of stock awards other than options, the board or a committee of the board has the authority to determine the number of shares subject to such stock awards. No other stock awards may be granted at any time under the Director Plan.

With respect to stock option awards, the exercise price of options granted under the Director Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. Options granted under the Director Plan vest in equal monthly installments over a three year period in accordance with its terms. The term of options granted under the Director Plan is ten years. In the event of a merger of LeapFrog with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving LeapFrog, the vesting of each option will accelerate and become fully vested and immediately exercisable, if, as of the completion of the change-in-control transaction or within 12 months of such transaction, the non-employee director’s service terminates; provided that such acceleration will not occur if the termination was a result of the non-employee director’s resignation (other than any resignation contemplated by the terms of the change-in-control transaction or required by LeapFrog or the acquiring entity pursuant to the change in control).

In February 2007, the board unanimously approved a grant of 20,000 restricted stock units, or RSUs, to directors that have not been employed by LeapFrog in the past three years, except that our chairman of our board, Mr. Fink, received a grant of 30,000 RSUs and the chairman of our audit committee, Mr. McKee, received a grant of 25,000 RSUs. These RSUs vest monthly over a three-year period, and, regardless of the vesting terms, the shares of Class A common stock underlying the RSUs would not be delivered to a director until three months following the expiration or termination of the director’s term on the board. The vesting of these RSUs would fully accelerate in the event of a “change in control”, as defined in the 2002 Equity Incentive Plan. Any non-employee director that joins the board in 2007 will receive a similar grant of RSUs, and in 2008, the board will evaluate whether to continue this RSU grant feature for the benefit of any new non-employee directors. In recommending to the board the issuance of the RSUs, the Nominating and Corporate Governance Committee reviewed the competitiveness of LeapFrog’s total director compensation using materials provided by a compensation consultant, Towers Perrin. In examining total director compensation, the Nominating and Corporate Governance Committee found that past equity awards fell short of delivering their intended value and that LeapFrog’s current director compensation fell short of the board’s target of keeping total director compensation at approximately the 75th percentile of similar companies. In light of this shortfall, the Nominating and Corporate Governance Committee recommended to the board the issuance of RSUs to bring total director compensation closer to our target compensation and to industry standards, as well as to more completely compensate our current directors, and any directors who may join the board this year, for such additional work as may be required of directors in 2007 due to the implementation of our strategic plan and related matters.

Committees of the Board

In 2006, our board had four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategy Committee. The following table provides membership and meeting information for each of the board committees in 2006:

Member of our board of directors in the fiscal year 2006	Audit	Compensation	Nominating and Corporate Governance	Strategy
Steven B. Fink		X	X*	X*(1)
Jeffrey G. Katz	X(2)		X(2)	X(5)(2)
Thomas J. Kalinske
Stanley E. Maron	X(3)
E. Stanton McKee, Jr.	X*
David C. Nagel		X*(4)	X(3)(6)	X(5)
Ralph R. Smith		X	X
Caden Wang	X	X(6)	X(7)	X(5)
Jerome Perez(8)
Paul Rioux(9)

Total meetings in fiscal year 2006	8	4	5	3

*	Committee Chairman
(1)	Joined in March 2006.
(2)	Resigned in July 2006.
(3)	Joined in July 2006.
(4)	Joined in February 2006.
(5)	Joined in April 2006.
(6)	Resigned in November 2006.
(7)	Joined in November 2006.
(8)	Resigned in February 2006.
(9)	Did not stand for re-election at the 2006 annual meeting of stockholders.

Below is a description of each committee of the board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to LeapFrog.

AUDIT COMMITTEE

The Audit Committee of our board of directors oversees LeapFrog’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. Among other things, the Audit Committee:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•	determines the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on LeapFrog’s engagement team as required by law;

•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;

•

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviews the financial statements to be included in LeapFrog’s annual report on Form 10-K and quarterly reports on Form 10-Q and other financial disclosures; and

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the results of LeapFrog’s quarterly financial statements.

The Audit Committee is currently comprised of three directors: Messrs. McKee (Chair), Maron and Wang. The Audit Committee met eight times during our 2006 fiscal year. The board has determined that all members of LeapFrog’s Audit Committee are independent (as independence is defined in Section 303A.02 of the NYSE listing standards). The Audit Committee has adopted a written Audit Committee Charter that is posted on our website at www.leapfroginvestor.com.

Our board of directors has determined that Mr. McKee, the chairman of our Audit Committee, and Mr. Wang each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The board made a qualitative assessment of Messrs. McKee’s and Wang’s level of knowledge and experience based on a number of factors, including their formal education and experience, in the case of Mr. McKee, as a chief financial officer for a public reporting company, and in the case of Mr. Wang, as chief financial officer for various privately held companies and as the chairman of the audit committee of a public reporting company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three directors, each of whom is an independent director in accordance with the rules and regulations of the NYSE.

The responsibilities of the Audit Committee include recommending to the board an accounting firm to be engaged as LeapFrog’s independent registered public accounting firm and pre-approving any non-audit services provided by LeapFrog’s independent registered public accounting firm. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with LeapFrog management, LeapFrog internal audit personnel and the independent registered public accounting firm regarding the following:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of LeapFrog’s consolidated financial statements;

•	LeapFrog’s financial disclosure documents, including all financial statements, and reports filed with the SEC or sent to stockholders;

•	changes in LeapFrog’s accounting practices, principles, controls or methodologies, or in LeapFrog’s financial statements;

•	significant developments in accounting rules;

•	the internal audit function, including its plans, activities, personnel, processes for reporting and detecting errors, non-compliance with applicable law and policies, and fraud;

•	the adequacy of LeapFrog’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at LeapFrog that promotes ethical behavior.

Monitoring of Integrity of Financial Statements

The Audit Committee is responsible for recommending to the board of directors that LeapFrog’s financial statements be included in LeapFrog’s quarterly and annual reports. In fulfilling this responsibility, prior to the release of each of the company’s annual financial results for 2006, the Audit Committee reviewed the financial statements and met to discuss the financial statements with management and Ernst & Young LLP, the company’s independent registered public accounting firm. At each of those meetings, management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with management the significant accounting policies utilized by the company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. At each of these meetings to review the quarterly and annual financial results for 2006, the Audit Committee met separately with the independent registered public accounting firm to review the results of its examination and the overall quality of the company’s financial and accounting reporting. In relation to the audited consolidated financial statements for 2006, the Audit Committee reviewed and discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Codification of Statements on Auditing Standards, United States Auditing Standards Section 380,” as amended by Statement on Auditing Standards No. 90 “Audit Committee Communications,” which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•

the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

Based on the discussions with management and Ernst & Young LLP concerning the audit, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee’s independence review, as described below, and the review of such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors that the financial statements be included in LeapFrog’s 2006 annual report on Form 10-K filed with the SEC.

Oversight of Independent Registered Public Accounting Firm

The Audit Committee appoints the independent registered public accounting firm and reviews their performance and independence from management. Ernst & Young LLP provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and Ernst & Young LLP reported that it is independent under applicable standards in connection with its audit opinion for the company’s 2006 financial statements. The Audit Committee has discussed with Ernst & Young LLP its independence from the company.

As set forth in its charter, the Audit Committee must pre-approve all audit and non-audit services performed by the independent registered public accounting firm, provided that, as allowed under its charter, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to grant such pre-approvals, provided that all approvals made by the Chairman are presented to the full Audit Committee for its ratification at each of its scheduled meetings. In determining whether to approve audit and non-audit services to be performed by Ernst & Young LLP, the Audit Committee takes into consideration the fees to be paid for such services and whether the fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by Ernst & Young LLP, the Audit Committee considers whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function, and under no circumstances will the non-audit services include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. The fees paid to the independent registered public accounting firm for services performed for fiscal year 2006 are disclosed in this report under the caption “Proposal Three—Ratification of Selection of Independent Registered Public Accounting Firm—Independent Registered Public Accounting Firm Fee Information.”

Oversight of Assessment of Internal Control Over Financial Reporting

During 2006, management documented, tested and evaluated the company’s internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the company’s progress by management and the independent registered public accounting firm at each regularly scheduled committee meeting as well as at specially scheduled meetings. At the conclusion of the assessments, management and Ernst & Young LLP each provided the Audit Committee with its respective report on the effectiveness of the company’s internal control over financial reporting. The committee reviewed management’s assessment and the independent registered public accounting firm’s opinion on the effectiveness of internal control over financial reporting that were included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

Audit Committee:

E. Stanton McKee, Jr. (Chairman)

Stanley E. Maron

Caden Wang

COMPENSATION COMMITTEE

The Compensation Committee reviews and approves the overall compensation strategy and policies for LeapFrog. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of LeapFrog’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of LeapFrog’s Chief Executive Officer; recommends to the board for approval the compensation and other terms of employment of the other executive officers; administers LeapFrog’s stock option and purchase plans, stock bonus plans and other similar programs; and reviews and recommends that the Compensation Discussion and Analysis section be included in this proxy statement. The Compensation Committee may form and delegate authority to subcommittees, as appropriate. Under this delegation authority, the Compensation Committee has formed a Non-Executive Officer Stock Award Committee, currently made up of LeapFrog’s Chief Executive Officer, that may grant stock awards to employees who are not executive officers (as such term is defined in Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Rule 16a-1 thereunder) of LeapFrog, provided that this committee is only authorized to grant stock awards that meet the annual stock award grant guidelines approved by the Compensation Committee, which sets forth the number of shares that may be granted to persons based on level and the total number of shares that may be granted in any given year.

Our policy is that we will not time or select the grant dates for any stock options or stock-based awards in coordination with the release by us of material non-public information, nor will we have any program, plan or practice to do so. In addition, in February 2007, the Compensation Committee recommended and the Board adopted specific written policies regarding the selection of grant dates for stock options and stock-based awards made to the Company’s executive officers and employees. See “Compensation Discussion and Analysis—Stock Award Grant Date Policy” for information relating to this policy.

The Compensation Committee reviews and considers evaluations and recommendations from the Chief Executive Officer submitted to the Compensation Committee with respect to the compensation of other executive officers. The Chief Executive Officer is not present during any deliberations or decisions concerning his compensation. During the past fiscal year, the Compensation Committee engaged Towers Perrin as compensation consultants. The Compensation Committee requested that Towers Perrin evaluate LeapFrog’s compensation practices and assist in developing and implementing the executive compensation program and philosophy. Towers Perrin developed a competitive peer group and performed analyses of competitive performance and compensation levels. Towers Perrin also met individually with members of the Compensation Committee and senior management to learn more about LeapFrog’s business operations and strategy, key performance metrics and target goals and the labor markets in which we compete. Towers Perrin ultimately developed recommendations that were reviewed and approved by the Compensation Committee. The specific tasks and responsibilities in implementing the directive of the Compensation Committee are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

The Compensation Committee is currently comprised of three directors, Dr. Nagel (Chair) and Messrs. Fink and Smith. The board has determined that all members of LeapFrog’s Compensation Committee are independent (as independence is defined in Section 303A.02 of the NYSE listing standards). The Compensation Committee met four times during our 2006 fiscal year. The Compensation Committee has adopted a written Compensation Committee Charter that is posted on our website at www.leapfroginvestor.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, in 2006, Dr. Nagel and Messrs. Fink, Smith and Wang served on our Compensation Committee. Mr. Wang resigned from the Compensation Committee in November 2006. During the fiscal year ended December 31, 2006, none of these directors was an officer or employee of LeapFrog or any of our subsidiaries, nor are any of these directors former officers of LeapFrog or any of our subsidiaries.

None of our other executive officers or directors serve as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT1

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the board of directors that the CD&A be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended December 31, 2006.

Compensation Committee:

David C. Nagel (Chairman)

Steven B. Fink

Ralph R. Smith

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee, or Governance Committee, of the board of directors is responsible for identifying, reviewing and evaluating candidates to serve as directors on our board (consistent with criteria approved by the board), reviewing and evaluating incumbent directors, recommending to the board for selection candidates for election to the board of directors, making recommendations to the board regarding the membership of the committees of the board, assessing the performance of management and the board, reviewing the compensation paid to non-employee directors for their service on our board and its committees, and developing a set of corporate governance principles for LeapFrog. Our Governance Committee is currently comprised of three directors, Messrs. Fink (Chair), Smith and Wang. All members of the Governance Committee are independent (as independence is defined in Section 303A.02 of the NYSE listing standards). The Governance Committee met five times during our 2006 fiscal year. Our Governance Committee charter is posted on our website at www.leapfroginvestor.com.

The Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of LeapFrog, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Governance Committee retains the right to modify these

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the Securities Act of 1933 (the “1933 Act”) or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board, the operating requirements of LeapFrog and the long-term interests of stockholders. In conducting this assessment, the Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board and LeapFrog, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service to LeapFrog during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Governance Committee also determines whether the nominee must be independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. To date, LeapFrog has not received a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Governance Committee will consider director candidates recommended by stockholders. The Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Governance Committee to become nominees for election to the board may do so by delivering a written recommendation to the Governance Committee at the following address: Chairman of the Nominating and Corporate Governance Committee c/o Corporate Secretary of LeapFrog at 6401 Hollis Street, Emeryville, California 94608, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders, which for our 2008 annual meeting of stockholders is a deadline of November 13, 2007. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STRATEGY COMMITTEE

In March 2006, the board of directors approved the formation of a Strategy Committee to assist LeapFrog’s executive officers in developing the overall business strategy for the company, and appointed Steven B. Fink, the chairman of the Strategy Committee. In April 2006, the board of directors appointed Dr. Nagel and Messrs. Katz and Wang to the Strategy Committee. Mr. Katz resigned from the Strategy Committee in July 2006 when he became our Chief Executive Officer and President.

CORPORATE GOVERNANCE GUIDELINES

In April 2004, our board of directors documented the governance practices followed by LeapFrog by adopting Corporate Governance Guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the board to, among other things, reflect changes to the NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. In April 2004, the

board of directors formed a Nominating and Corporate Governance Committee to assist the board in implementing and enforcing the Corporate Governance Guidelines.

CORPORATE GOVERNANCE MATERIALS

Our Corporate Governance Guidelines, as well as the charters for each committee of the board, are posted on the investor relations section of our website at www.leapfroginvestor.com. In addition, stockholders may obtain a print copy of our Corporate Governance Guidelines as well as the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee by writing to our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608.

CODE OF ETHICS

We have adopted the LeapFrog Code of Business Conduct and Ethics that applies to all officers, directors and employees. Our Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available on the investor relations section of our website at www.leapfroginvestor.com. Stockholders may also obtain a print copy of our Code of Business Conduct and Ethics and our Corporate Governance Guidelines by writing to our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on the investor relations section of our website at www.leapfroginvestor.com.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

LeapFrog’s board has adopted a formal process by which stockholders may communicate with the board or any of its directors. Stockholders who wish to communicate with the board may do so by sending written communications addressed to the Corporate Secretary of LeapFrog at 6401 Hollis Street, Emeryville, California 94608. All communications will be compiled by our Corporate Secretary and submitted to the board or the individual directors on a periodic basis. These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the board. The purpose of this screening is to allow the board to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). The screening procedures have been approved by a majority of the independent directors of the board. All communications directed to the Audit Committee in accordance with the procedures set forth in this paragraph that relate to questionable accounting or auditing matters involving LeapFrog will be promptly and directly forwarded to the Audit Committee. A summary of these communication procedures is posted on our website at www.leapfroginvestor.com.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Overall, we seek to provide total compensation packages that are competitive in terms of total potential value to our executives, and that are tailored to the unique characteristics of our company, in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our stockholders. We intend to be competitive with other similarly situated companies in our industry so that we can attract and retain individuals with the skills necessary for us to achieve our business plan.

In late 2006, we completed a full strategic review of our business and developed a plan that is designed to improve our financial performance and create sustained growth and profitability over the long term. As part of this review, we modified the operational structure of our business and changed a significant portion of our executive and senior leadership team, including hiring Jeffrey G. Katz as our Chief Executive Officer and President. In developing our new strategic plan, the Compensation Committee, with input from senior management and the full board, reviewed the total compensation of the executives that we retained with a view toward providing the appropriate levels and mix of compensation to engage and motivate them over both the short and long term as we transition to our new strategic direction.

Role of the Compensation Committee.    The Compensation Committee sets the salaries of LeapFrog’s executive officers (as that term is defined in Section 16 of the Exchange Act and Rule 16a-1 thereunder, and who will be referred to in this report as “Section 16 officers”) and other key employees, establishes the annual executive and employee bonus plans and ongoing equity grant program, approves specific company-wide and individual Section 16 officer performance objectives and Section 16 officer bonus payments, and makes equity award grants to Section 16 officers. The Compensation Committee ensures competitive alignment of executive compensation packages to enable LeapFrog to attract and retain high quality executive officers and other key employees, reward them for LeapFrog’s success and motivate them to enhance long-term stockholder value.

Our compensation philosophy is based upon the following key principles:

•

LeapFrog provides a balanced mix of cash and equity-based compensation that we believe is suitable to motivate executives to achieve company goals while aligning their short- and long-term interests with those of our stockholders.

•	LeapFrog pays base salaries that are competitive with levels in effect at companies with which LeapFrog competes for talent.

•

LeapFrog provides annual bonus opportunities intended to motivate executives and employees to achieve or exceed established operating goals and to generate rewards that maintain total compensation at competitive levels.

•

LeapFrog provides equity-based incentives for executives and other key employees to ensure they are motivated over the long term to respond to our business opportunities and challenges as owners and not just as employees.

•

LeapFrog generally targets the key elements of executive compensation (base salary, annual bonus opportunity and equity incentives) to deliver compensation to each Section 16 officer individually and as a group at approximately the 50th percentile of similarly situated companies in our industry.

Benchmarking of Cash and Equity Compensation.    The Compensation Committee, under the direction of management, has engaged and uses the services of a compensation consultant, Towers Perrin, to conduct its annual review of the effectiveness and competitiveness of LeapFrog’s total executive compensation. In examining total executive compensation, the Compensation Committee performs a comparison using competitive compensation data provided by Towers Perrin, which included comparative information from 15 companies we have identified as our “Compensation Peer Group.” The Compensation Peer Group included toy, education, consumer packaged goods and fast-growth/high-technology companies that LeapFrog competes with for executive talent, and which were Activision, Clorox, Educate, Electronic Arts, Hasbro, JAKKS Pacific, Mattel, McGraw-Hill Companies, Midway Games, Palm, Inc., Pixar, RC2 Corporation, Renaissance Learning, Scholastic and Take-Two Interacive Software. In early 2006, the Compensation Committee commissioned and subsequently reviewed a study by Towers Perrin that reviewed the cash and equity compensation practices of our Compensation Peer Group (the “2006 Compensation Study”).

In addition to benchmarking studies, the Compensation Committee employs its experience and judgment in determining the total compensation and the various components of the packages paid to the Section 16 officers. In addition, the Compensation Committee has historically taken into account input from other sources, including other independent members of the board of directors and publicly available data relating to the compensation practices and policies of other companies within and outside of our industry. While the Compensation Committee does not believe that benchmarking is appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, the Committee finds that evaluating this information is an important part of its decision-making process.

In 2006, in advance of hiring Mr. Katz as our Chief Executive Officer and President, our board established a special subcommittee to oversee the hiring of a new chief executive officer. The subcommittee engaged Spencer Stuart, a leading global executive search consulting firm, to assist its efforts. The subcommittee consisted of Mr. Fink, our board Chairman and Chair of the Nominating and Corporate Governance Committee, and Mr. McKee, Chair of the Audit Committee. In determining the appropriate compensation package for Mr. Katz, the subcommittee reviewed materials provided by Spencer Stuart that compared current CEO compensation packages for 37 publicly traded software companies with revenues between $200 million and $500 million, which companies are Akamai Technologies, Inc., Ariba, Inc., Borland Software Corp, Dendrite International, Inc., Eclipsys Corp, Electronics for Imaging, Inc., Epicor Software Corp, Filenet Corp, HNC Software, Inc., i2 Technologies, Inc., Informatica Corp, Internet Security Systems, Inc., Macromedia, Inc., Macrovision Corp, Manhattan Associates, Inc., Microstrategy Inc., MSC Software Corp, Navteq Corp., NetIQ Corp., Nuance Communications, Inc., Openwave Systems, Inc., Per Se Technologies, Inc., Progress Software Corp, QAD, Inc., Red Hat, Inc., Remedy Corp., RSA Security, Inc., S1 Corp., SafeNet, Inc., Serena Software, Inc., SPSS, Inc., Systems & Computer Technology Corp., TIBCO Software, Inc., Trizetto Group, Inc., Verint Systems, Inc., WebMethods, Inc. and Wind River Systems, Inc., as well as CEO compensation packages for 12 publicly traded technology companies that had hired new CEOs since 2004, which companies are Akamai Technologies, Inc., Business Objects, S.A., Computer Associates, Inc., Cadence Design Systems, Inc., Eclipsys Corp, i2 Technologies, Inc., Lawson Software, Macrovision Corp, Siebel Systems, Inc., Vignette Corp., Websense, Inc. and Wind River Systems, Inc. The subcommittee recommended a compensation package for Mr. Katz, which package was subsequently approved by the board of directors. The cash portion of the compensation package placed Mr. Katz’s total compensation slightly below the 50th percentile of the newly hired CEO group and above the 75th percentile of the current CEO comparison group. A significant component of his package was a set of option grants, of which over half featured exercise prices well above the fair market value of our common stock on the grant date, consistent with our philosophy of aligning our executives’ interests with those of our stockholders while motivating our Section 16 officers to meet or exceed operating goals.

The Compensation Committee intends to retain the services of third-party executive compensation specialists from time to time, as the Committee deems necessary or helpful, in connection with the establishment of cash and equity compensation and related policies.

Elements of Executive Compensation

The Compensation Committee has determined that a mix of cash and equity, along with severance, health and other benefits, be used in the total compensation packages that we provide to our Section 16 officers. The specific elements are described below.

Base Salary.    The Compensation Committee reviews and determines the base salaries of the Section 16 officers, including our Chief Executive Officer, on an annual basis. In determining base salaries, the Compensation Committee considers individual and company performance, potential of the Section 16 officer to contribute to the long-term success of the company, scope of responsibilities and experience, and competitive salary practices. The 2006 Compensation Study indicated that the salaries we paid our Section 16 officers were generally at or below the median competitive salary level, and that modest salary increases were warranted for certain executives. Accordingly, effective April 2006, we increased the base salary of Mr. Chiasson and Mr. Dodd by 5.2% and 3.9%, respectively.

Performance-Based Annual Bonus Awards.    Annual performance bonuses are intended to motivate executives to achieve LeapFrog’s short-term goals, and are directly tied to meeting one or more pre-established company financial goals. Cash bonus award payments are made from a pool that is funded based upon the degree of success in meeting these goals. If and when the pool is funded, the individual performance of each executive and of his or her area of responsibility or business unit is considered in determining the specific bonus payment.

In March 2006, the Compensation Committee approved a bonus award program for employees, including our Section 16 officers, that was based upon achievement of the following components: (1) total company performance goals, which included operating income before bonuses, net sales and gross profit; (2) division or business unit performance goals using the same three financial measures, as applicable; and (3) individual performance objectives. For executives that were direct reports to our Chief Executive Officer, other than our former President, LeapFrog SchoolHouse, 80% of each executive’s target bonus potential was based on the total company performance goals and 20% was based on individual performance goals.

In August 2006, and in accordance with our new strategic plan and the changes in our near-term financial performance expectations, the Compensation Committee adjusted the bonus award program to double the weight accorded the achievement of individual performance objectives. For executives reporting to our Chief Executive Officer (other than our former President, LeapFrog SchoolHouse), which includes certain of our named executive officers, the individual performance component of the bonus plan increased to 40% of the total target bonus potential, provided that for such executives, if a bonus is awarded, up to 20% of the total potential bonus amount may be paid in the form of a non-statutory stock option grant with four-year vesting, as a means of retention and providing longer-term incentives during the early stages of our new strategic plan. In 2007, the Compensation Committee has approved a bonus structure where 80% of each executive’s target bonus potential is based on total company performance goals, consisting of net sales, a momentum index, which index consists of projected 2008 revenues from new products, and operating margins, and 20% is based on individual performance goals developed by our Chief Executive Officer and which are tied to business metrics, which metrics vary according to such executive’s functional area and scope of responsibility.

In 2006, Messrs. Katz and Kalinske had target bonus opportunities equal to 100% of their respective base salaries, and Mr. Chiasson and Mr. Dodd each had a target bonus opportunity of 50%. The Compensation Committee established these bonus levels based on its review of bonuses granted to the Compensation Peer Group, as well as its own judgment and experience. In July 2006, the board awarded a signing bonus of $300,000 to Mr. Katz as part of his employment agreement with us. In December 2006, we amended our employment agreement with Mr. Kalinske, and we did not grant any of the non-guaranteed portion of his annual bonus opportunity for 2006.

In March 2006, the Compensation Committee approved a special bonus plan in lieu of other standard bonus plans for Mr. Bender in order to underscore and reward the impact of Mr. Bender’s individual performance on the achievement of total company performance goals. Under the special bonus plan, Mr. Bender was eligible to receive up to $200,000 based upon the achievement of certain company initiatives. He was paid $70,000 in 2006 under this program and the remaining $130,000 in January 2007.

In February 2007, the Compensation Committee approved bonuses under our 2006 bonus plan to Mr. Chiasson and Mr. Dodd in the amounts of $61,000 and $57,000, respectively.

Equity Incentive Awards.    We grant a combination of equity awards to our executives and other key employees, including time-vested restricted stock and restricted stock unit awards, or RSUs, and time-vested stock options. The Compensation Committee believes that time-vested stock options, restricted stock and RSUs should be part of a balanced equity package to align our key employees’ interests with those of our stockholders. The Compensation Committee develops its equity award determinations based on its judgment as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately reward our executives.

When our 2002 Equity Incentive Plan was amended and approved by our stockholders in 2004 to allow for the granting of full-value stock awards, such as restricted stock awards, the Compensation Committee initially granted time-vested restricted stock awards to certain of our Section 16 officers, but the Compensation Committee subsequently moved to granting time-vested RSUs to our Section 16 officers and other employees because RSUs are easier to administer. In 2006, the Compensation Committee’s practice was to award RSUs to employees below the level of vice president, in order to allow these employees to gain some value through equity regardless of stock performance. In addition, the Compensation Committee determined RSUs to be an important retention tool. Further, the Compensation Committee determined that, in general, Section 16 officers and other executives would be granted equity in the form of stock options rather than RSUs because the performance of these executives is deemed to have a more direct influence on stock price.

Stock Options.    The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. The size of an option grant is determined by the Compensation Committee and is based on median competitive practices at companies with which we compete for talent, the executive’s anticipated future contribution and ability to impact our results, past performance, prior equity grants and alignment among the executive’s peers. Option grants made to executives from the 2002 Equity Incentive Plan typically have a four-year vesting period and are generally made at 100% of the fair market value at close of the market on the business day immediately preceding the date of grant. Executives receive value from these grants only if our Class A common stock appreciates over the long term. Employees, including executives, are generally eligible for “new hire” grants upon initial hire, and then annually thereafter based on factors including individual performance and total equity position, as related to other employees and our Compensation Peer Group.

At the discretion of the Compensation Committee, Section 16 officers may also be granted stock options to provide greater incentives to continue their employment with LeapFrog and to strive to increase the value of LeapFrog’s Class A common stock. In March 2006, based on the foregoing factors and as part of its annual review of compensation of our Section 16 officers, the Compensation Committee and board awarded Mr. Chiasson and Mr. Dodd options for 20,000 and 15,000 shares, respectively, and in April 2006, the Committee awarded Mr. Kalinske an option for 80,000 shares. The foregoing options vest monthly over a four-year period and were granted with exercise prices equal to fair market value.

In July 2006, the board awarded Mr. Katz, upon his appointment as our new Chief Executive Officer and President, options for an aggregate of 2.65 million shares, of which an option for 1.2 million shares had a strike price of $10.30, which was 100% of the closing price of our common stock on the date immediately preceding the grant date, an option for 950,000 shares had a strike price of $13.33, which was 129% of the closing price of our common stock on the date immediately preceding the grant date, and an option for 500,000 shares had a strike price of $16.67, which was 162% of the closing price of our common stock on the date immediately preceding the grant date. These options vest 25% on the first anniversary of the grant date, with the remaining in thirty-six equal monthly installments for the three years thereafter.

In October 2006, the board of directors approved supplemental grants of stock options to certain executives and other employees to re-engage, retain and motivate these employees to execute our new strategic plan. As part of these supplement grants, Mr. Chiasson and Mr. Dodd received stock options for 180,000 and 150,000 shares, respectively. One-half of the options under the foregoing grants had a strike price of $9.33, which was 100% of the closing price of our common stock on the date immediately preceding the grant date, one-quarter of such options had a strike price of $12.41, which was 133% of the closing price of our common stock on the date immediately preceding the grant date, and the remaining one-quarter of the options has a strike price of $15.49, which was 166% of the closing price of our common stock on the date immediately preceding the grant date. These options also vest 25% on the first anniversary of the grant date, with the remaining in thirty-six equal monthly installments for the three years thereafter. The graduated structure of the strike prices for the option grants to Mr. Katz and these October 2006 option grants is intended to directly align senior executives’ interests with the long-term interests of our stockholders and to ensure that such equity incentives are performance based and dependent upon a long-term increase in stockholder value. Although we granted a large number of options to our executive officers in 2006, more than half of those granted in the latter half of 2006 were granted with exercise prices above the value of our common stock at the time of grant and the board believed such grants were necessary in order to incentivize our executive officers, many of whom held, and still hold, underwater options.

Performance Shares.    In 2004, the Compensation Committee hired an independent compensation consultant to perform our first comprehensive review of executive compensation and, as a result, implemented a performance share program to supplement the granting of stock options. The performance share program was designed to provide selected executives at the level of vice president and above a performance-based, long-term full-value share program related to three-year performance cycles. Performance shares, if vested, are received by participants at the end of each three-year cycle and are tied to our performance against pre-established financial measures. Performance shares were granted in relation to the three-year cycles covering 2004-2006, 2005-2007 and 2006-2008, with the total amount of shares earned by the participant based upon the achievement of the financial measures set for each fiscal year within the three-year performance period (and for the 2004-2006 and 2005-2007, a three-year total stockholder return component as well). Since 2004, however, we have not achieved any of the pre-established financial measures and through 2006, no performance shares have vested or been paid out to participants.

In March 2006, the Compensation Committee approved the grant to Mr. Kalinske, Mr. Chiasson and Mr. Dodd of 40,000, 10,000 and 10,000 performance shares, respectively, measured at target levels of achieving the 2006-2008 program measures. In 2006, we did not meet the threshold goals for 2006 on the three annual measures of net income, net sales and operating cash flow (adjusted for current accounts receivable), and thus the portion of performance shares attributable to calendar year 2006 was not earned under the 2006-2008 plan cycle (or under either the 2004 – 2006 plan cycle or the 2005 – 2007 plan cycle, for those employees that had been granted performance shares under those prior plans).

In February 2007, the Compensation Committee discontinued the performance share program and terminated the pending 2005-2007 plan cycle and the 2006 – 2008 plan cycle. The performance share program was discontinued following the Compensation Committee’s full review in 2006 and 2007 of total compensation components, which review was conducted in order to determine the optimal mix of compensation components that would align executive performance with our long-term strategic goals. The Compensation Committee concluded that awarding option grants to key executives with a substantial portion of the strike prices set “out-of-the-money,” would adequately motivate executive performance without the need for additional performance shares and the related complexity.

Restricted Stock and Restricted Stock Units (RSUs).    Restricted stock and restricted stock units, or RSUs, represent full-value shares and allow us to grant fewer shares as compared to options, in order to deliver a competitive compensation value to our key employees and strengthen the retention power of the equity grant program while at the same time decreasing the amount of potential dilution for all stockholders. Restricted stock and RSU’s are first and foremost a retention vehicle, as the stock continues to have value even when the stock price declines. In addition, restricted stock serves as a valuable attraction vehicle by offering immediate equity value in our common stock, allowing us to recruit talented executives who might forfeit valuable equity stakes at their current employer in order to join us. RSUs differ slightly from grants of restricted stock awards in that shares of our common stock are not issued when an RSU is granted. Instead, once an RSU vests, one share of our common stock is issued for each share of RSU vested. RSUs vest 25% on each of the four subsequent anniversaries of the grant date.

As previously discussed, the Compensation Committee had been in the practice of granting restricted stock and RSUs to some of our Section 16 officers for recruiting and retention purposes on a case-by-case basis. In 2006, the Compensation Committee generally awarded RSUs only to employees below the level of vice president and to award stock options to those at or above the level of vice president. The last grant of an RSU to a Section 16 officer was made in March 2006, when the Compensation Committee awarded 20,000 RSUs to Mr. Chiasson for retention purposes and because he was the only Section 16 officer who did not hold any restricted stock or RSUs.

Stock Option Grant Date Policy

Our policy is that we will not time or select the grant dates of any stock options or stock-based awards in coordination with the release by us of material non-public information, nor will we have any program, plan or practice to do so. In February 2007, the Compensation Committee recommended to the board, and the board subsequently adopted, the following specific policies regarding the grant dates of stock options and stock-based awards, which we refer to as awards, made to our executive officers and employees:

•

Grants to Section 16 Officers: The grant date of all awards to Section 16 officers shall be the 15th day of the month subsequent to the month in which such award is approved by the Board (or the next succeeding business day that the NYSE is open). If the approval is made after the completion of the most recent fiscal quarter but prior to the announcement of the results of such quarter, then the grant date will be delayed until the next trading day after completion of the first full trading day following announcement of such quarterly results. The exercise price of all awards will equal the closing price of our common stock on the date immediately preceding the grant date.

•

Grants to Non-Section 16 Officers: New hire stock awards approved by the Non-Executive Officer Stock Award Committee, or NEOSAC, which is a committee formed by the board, to persons below the level of Section 16 Officer that have actually commenced employment during a given month will become effective as of the 15th day of the subsequent month, regardless of whether our trading window is open or closed. Non-initial stock awards approved by the NEOSAC to persons below the level of Section 16 Officer will be granted effective upon the 15th day of the month following the month of approval by the NEOSAC.

Severance Benefits.    Upon termination of employment, most of our Section 16 officers are entitled to receive severance payments under their employment offer letters. In determining whether to approve and setting the terms of such severance arrangements, the Compensation Committee recognizes that executives, especially highly ranking executives, often face challenges securing new employment following termination. In addition, in general, severance benefits are a component of compensation packages that are competitive with those of our Compensation Peer Group. The Compensation Committee reviews and determines the severance benefits we provide to our Section 16 officers. Information regarding the severance benefits to which our named executive officers are eligible is provided under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 50.

Other Benefits and Perquisites.    The Compensation Committee reviews and determines the other benefits we provide to certain Section 16 officers. We provided reimbursement of life insurance premiums on behalf of Mr. Kalinske as part of a negotiated employment agreement. In addition, housing costs in the San Francisco Bay Area cause us to offer relocation reimbursements and mortgage interest differential payments for newly hired executives who need to relocate to the area in connection with commencement of employment with us. For the named executive officers, the value of these benefits is described in the Summary Compensation Table and the related footnotes beginning on page 43.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1.0 million paid to certain of a company’s executive officers. The limitation applies only to compensation that is not considered to be performance based. We received stockholder approval in June 2004 to amend the 2002 Equity Incentive Plan to include certain provisions that will allow us to qualify performance share grants as “performance-based” compensation under Section 162. In addition, grants of stock options will qualify, provided that the grants have exercise prices of no less than 100% of fair market value on the date of grant and do not exceed a calendar year limit for the executive officer that is set forth in the 2002 Equity Incentive Plan. We generally intend to grant stock options and performance shares to our executives in a manner that satisfies the requirements for qualified performance-based compensation to avoid any disallowance of deductions under Section 162(m).

While total cash compensation for our executives did not exceed $1.0 million for any individual executive, the Compensation Committee believes it is appropriate for us to retain the flexibility to pay actual total cash compensation above $1.0 million if warranted based upon exceptional company and individual performance, and thus from time to time we may pay compensation to executives that is not deductible, including grants of time-based restricted stock.

SUMMARY COMPENSATION INFORMATION

The following table shows for 2006, compensation awarded, paid to or earned by, our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers at December 31, 2006 and two additional executive officers who would have been included had they been employed at December 31, 2006, collectively referred to as the “named executive officers.” Mr. Perez resigned as our President in February 2006, and Ms. Olson resigned as our Chief Marketing Officer in September 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total Compensation ($)
Jeffrey G. Katz(3) Chief Executive Officer, President and Director	2006	300,000	300,000	(4)	—	1,234,786	98,055	(5)	1,932,841

William B. Chiasson Chief Financial Officer	2006	301,250	61,000	(6)	40,485	349,342	9,800	(7)	761,877

Michael J. Dodd Senior Vice President, Supply Chain and Operations	2006	270,769	57,000	(8)	61,279	73,772	95,816	(9)	558,636

Thomas J. Kalinske(10) Vice Chairman of the Board; Former Chief Executive Officer and Vice Chairman	2006	550,777	67,500	(11)	—	216,713	14,850	(12)	849,840

Timothy M. Bender(13) Former President, Worldwide Consumer Group	2006	328,263	200,000	(14)	50,573	44,264	9,800	(15)	632,900

Jerome Perez(16) Former President and Director	2006	74,037	—		176,533	12,138	469,945	(17)	732,653

Kathryn E. Olson(18) Former Chief Marketing Officer	2006	230,151	—		132,853	103,973	307,945	(19)	774,922

(1)	The value shown for the stock awards is based on the dollar amount of the compensation cost of the awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R. The assumptions made in the valuation of the stock awards are discussed in footnote 17, “Stock-Based Compensation,” to our consolidated financial statements contained in our annual report on Form 10-K for the fiscal year ended December 31, 2006.

(2)	The value shown for the option awards is based on the dollar amount of the compensation cost of the awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R. The assumptions made in the valuation of the option awards are discussed in footnote 17, “Stock-Based Compensation,” to our consolidated financial statements contained in our annual report on Form 10-K for the fiscal year ended December 31, 2006.

(3)	Mr. Katz became our Chief Executive Officer and President in July 2006.

(4)	Under the terms of his employment agreement, Mr. Katz received a sign-on bonus of $300,000.

(5)	Mr. Katz received relocation assistance in the amount of $51,572, $2,000 in matching grants made to his 401(k) savings plan and an annual automobile allowance of $3,900. Mr. Katz also received $40,583 in board fees for the period January 2006 through June 2006, when he served as a non-employee member of our board of directors, as well as a member of our audit, nominating and corporate governance, and strategy committees.

(6)	Bonus awarded to Mr. Chiasson in February 2007 for performance in 2006.

(7)	Mr. Chiasson received $2,000 in matching grants made to his 401(k) savings plan and an annual automobile allowance of $7,800.

(8)	Bonus awarded to Mr. Dodd in February 2007 for performance in 2006.

(9)	Mr. Dodd received relocation assistance in the amount of $88,616 and an annual automobile allowance of $7,200.

(10)	Mr. Kalinske resigned as our Chief Executive Officer in July 2006 but remained our Vice Chairman and an employee through December 2006, when he resigned as an employee.

(11)	Under the terms of his employment agreement, Mr. Kalinske was entitled to receive an annual guaranteed bonus of $67,500.

(12)	Mr. Kalinske received $2,000 in matching grants made to his 401(k) savings plan and $7,200 in an automobile allowance. Under the terms of his employment agreement, we also pay life insurance premiums on behalf of Mr. Kalinske, which cost $5,650 in 2006.

(13)	Mr. Bender resigned as President, Worldwide Consumer Group in December 2006.

(14)	Represents $70,000 paid in November 2006 under the March 2006 bonus plan and $130,000 paid in January 2007 under the March 2006 bonus plan.

(15)	Mr. Bender received $2,000 in matching grants made to his 401(k) savings plan and an annual automobile allowance of $7,800.

(16)	Mr. Perez resigned as President and as a member of our board of directors in February 2006.

(17)	Mr. Perez received $437,500 in consulting fees from February 2006 through December 2006, $5,000 for reimbursement of his life insurance premiums, $5,000 for reimbursement of attorneys fees incurred during negotiation of his separation and consulting agreement, $975 in an automobile allowance and $9,809 in relocation costs.

(18)	Ms. Olson resigned as our Chief Marketing Officer in September 2006.

(19)	Includes $296,000, which comprises severance payments of $24,666.67 per month for 12 months following Ms. Olson’s resignation as Chief Marketing Officer in September 2006. Ms. Olson also received $2,000 in matching grants made to her 401(k) savings plan, $9,809 in an automobile allowance, $1,187 in relocation costs and $75 for airline club dues.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2006, certain information regarding grants of plan-based awards to the named executive officers:

Grants of Plan-Based Awards in Fiscal 2006

Name	Grant Date	Approval Date of Grant	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Market Price on Grant Date ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold (#)	Target (#)	Maximum (#)
Jeffrey G. Katz, Chief Executive Officer and President(4)	07/06/06 07/06/06 07/06/06 07/06/06	07/03/06 07/03/06 07/03/06 07/03/06	— — — —	— — — —	— — — —	— — — —		1,200,000 800,000 150,000 500,000	10.30 13.33 13.33 16.67	10.29 10.29 10.29 10.29	5,918,400 3,282,240 615,420 1,700,200

William B. Chiasson Chief Financial Officer	03/27/06 03/27/06 10/30/06 10/30/06 10/30/06 03/27/06	03/27/06 03/27/06 10/30/06 10/30/06 10/30/06 03/27/06	— — — — — 2,500	— — — — — 10,000	— — — — — 20,000	20,000 — — — —	(5)	— 20,000 90,000 45,000 45,000 —	— 10.60 9.33 12.41 15.49 —	10.53 10.53 9.55 9.55 9.55 —	212,000 100,212 396,522 160,920 132,809 —

Michael J. Dodd Senior Vice President, Supply Chain and Operations	03/27/06 10/30/06 10/30/06 10/30/06 03/27/06	03/27/06 10/30/06 10/30/06 10/30/06 03/27/06	— — — — 2,500	— — — — 10,000	— — — — 20,000	— — — — —		15,000 75,000 37,500 37,500 —	10.60 9.33 12.41 15.49 —	10.53 9.55 9.55 9.55 —	75,159 330,435 134,100 110,674 —

Thomas J. Kalinske Vice Chairman of the Board; Former Chief Executive Officer and Vice Chairman	04/05/06 04/05/06	03/31/06 03/31/06	— 10,000	— 40,000	— 80,000	— —		80,000 —	10.67 —	10.60 —	406,800 —

Timothy M. Bender Former President, Worldwide Consumer Group	—	—	—	—	—	—		—	—	—	—

Jerome Perez Former President and Director	—	—	—	—	—	—		—	—	—	—

Kathryn E. Olson Former Chief Marketing Officer	03/27/06 03/27/06	03/27/06 03/27/06	— 2,500	— 10,000	— 20,000	— —		10,000 —	10.60 —	10.53 —	50,106 —

(1)

Our performance share program, which was discontinued by our Compensation Committee in February 2007, was based on three-year performance cycles. Performance share awards were made under the 2002 Equity Incentive Plan at the beginning of each three-year cycle, with the total amount of shares earned by each participant based upon the achievement of the financial measures set for each fiscal year within the three-year performance period. The three-year cycles covered 2004-2006, 2005-2007 and 2006-2008. The measures for the 2005-2007 plan cycle included net income, revenue, operating cash flow (adjusted for current accounts receivable) and total stockholder return. The total stockholder return measure spanned the entire three-year performance share cycle, while the other three measures had annual goals determined and approved by the Compensation Committee no later than March 31 of each calendar year. For the 2006-2008 plan cycle, the Compensation Committee simplified the program by eliminating the three-year total stockholder return measure as a program component. The Compensation Committee also adjusted the annual financial measures for 2006 to include operating profit (as opposed to net income), revenue and operating cash flow (adjusted for current accounts receivable). If the level of performance goals achieved during a performance period was less or more than the specified target level, participants would be awarded a percentage (up to a maximum of 200%) of shares subject to the awards. However, since 2004, we did not achieve any of the pre-established minimum financial measures and no performance shares have vested or been paid out to participants. The disclosures in this table and footnote related to performance shares should be viewed in light of the recent discontinuation of the program and no possibility that any performance shares will be earned.

(2)	Options vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the remainder vesting in thirty-six equal monthly installments.

(3)	As provided in the 2002 Equity Incentive Plan, we grant options to purchase our common stock at an exercise price equal to the closing market price of our common stock on the trading day immediately preceding the date of grant. This long-standing practice allows the Compensation Committee to grant options to participants at a known exercise price.

(4)	In connection with his employment with us as Chief Executive Officer and President, Mr. Katz was granted an option for 1,200,000 shares and an option for 800,000 shares, both of which were granted under the 2002 Equity Incentive Plan, and an option for 150,000 shares and an option for 500,000 shares, both of which were granted outside the 2002 Equity Incentive Plan as an inducement to employment.

(5)	Restricted stock units are granted under the 2002 Equity Incentive Plan and vest 25% on each of the four subsequent anniversaries of the grant date.

Outstanding Equity Awards at Fiscal year end.

The following table shows for the fiscal year ended December 31, 2006, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

Outstanding Equity Awards at December 31, 2006

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jeffrey G. Katz Chief Executive Officer and President	15,000	15,000	(5)	10.90	06/06/2015	—	—	—	—
	590	660	(6)	11.30	07/01/2015	—	—	—	—
	0	1,200,000	(7)	10.30	07/06/2016	—	—	—	—
	0	800,000	(7)	13.33	07/06/2016	—	—	—	—
	0	150,000	(7)	13.33	07/06/2016	—	—	—	—
	0	500,000	(7)	16.67	07/06/2016	—	—	—	—
William B. Chiasson Chief Financial Officer	—	—		—	—	20,000	189,600
	78,125	71,875	(8)	13.50	11/11/2014	—	—	—	—
	13,333	18,667	(9)	12.47	08/01/2015	—	—	—	—
	3,750	16,250	(10)	10.60	03/27/2016	—	—	—	—
	0	90,000	(11)	9.33	10/30/2016	—	—	—	—
	0	45,000	(11)	12.41	10/30/2016	—	—	—	—
	0	45,000	(11)	15.49	10/30/2016	—	—	—	—
	—	—		—	—	—	—	3,401	32,241
Michael J. Dodd Senior Vice President, Supply Chain and Operations	—	—		—	—	9,000	85,320
	—	—		—	—	12,500	118,500	—	—
	10,416	14,584	(14)	10.55	04/15/2015	—	—	—	—
	2,812	12,188	(10)	10.60	03/27/2016	—	—	—	—
	0	75,000	(11)	9.33	10/30/2016	—	—	—	—
	0	37,500	(11)	12.41	10/30/2016	—	—	—	—
	0	37,500	(11)	15.49	10/30/2016	—	—	—	—
	—	—		—	—	—	—	1,667	15,803
Thomas J. Kalinske Vice Chairman of the Board; Former Chief Executive Officer and Vice Chairman	97,223	0		12.50	04/11/2012	—	—	—	—
	95,000	0		22.25	04/20/2014	—	—	—	—
	95,000	0		22.25	04/20/2014	—	—	—	—
	41,666	58,344	(9)	12.47	08/01/2015	—	—	—	—
	8,333	11,667	(9)	12.47	08/01/2015	—	—	—	—
	15,000	65,000	(13)	10.67	04/05/2016	—	—	—	—
	—	—		—	—	—	—	12,084	114,556
Timothy M. Bender Former President, Worldwide Consumer Group	—	—		—	—	15,000	142,200	—	—
	30,000	0		12.50	04/11/2012	—	—	—	—
	21,000	0		22.25	04/20/2014	—	—	—	—
	63,000	0		22.25	04/20/2014	—	—	—	—
	13,333	18,667	(9)	12.47	08/01/2015	—	—	—	—
Jerome Perez Former President and Director	400,000	0		29.30	02/10/2014
	8,333	0		12.47	08/01/2015
	4,166	0		12.47	08/01/2015
						13,334	126,406	—	—
Kathryn E. Olson Former Chief Marketing Officer	—	—		—	—	—	—	—	—

(1)	All options reported in the table have been granted under the 2002 Equity Incentive Plan, except for Mr. Katz’s 500,000-share and 150,000-share option grants, which were granted outside of the plan.

(2)	These numbers represent restricted stock units or awards that have been granted under the 2002 Equity Incentive Plan and vest 25% on each of the four subsequent anniversaries of the grant date.

(3)	These numbers represent the 2006 and 2007 performance shares in the 2005-2007 performance cycle, and the 2006, 2007 and 2008 performance shares in the 2006-2008 performance cycle. Our performance share program was discontinued by the Compensation Committee in February 2007, and therefore the disclosures in this table and footnote related to performance shares should be viewed in light of the recent discontinuation of the program and no possibility that any performance shares will be earned. For further information, see footnote 1 to the Summary Compensation Table.

(4)	Calculated by multiplying the closing market price of our common stock at December 29, 2006, $9.48, by the number of shares of restricted stock or the number of performance shares, as applicable, that have not vested as of December 31, 2006.

(5)	Option vests in 36 equal monthly installments from the date of grant, which was June 6, 2005.

(6)	Option vests in 36 equal monthly installments from the date of grant, which was July 1, 2005.

(7)	Option vests over a four-year period, with 25% vesting on the one-year anniversary of the date of grant, which was July 6, 2006, and in 36 equal monthly installments thereafter ..

(8)	Option vests over a four-year period, with 25% vesting on the one-year anniversary of the date of grant, which was November 11, 2004, and in 36 equal monthly installments thereafter.

(9)	Option vests in 48 equal monthly installments from the date of grant, which was August 1, 2005.

(10)	Option vests over a four-year period, with 25% vesting on the one-year anniversary of the date of grant, which was March 27, 2006, and in 36 equal monthly installments thereafter .

(11)	Option vests over a four-year period, with 25% vesting on the one-year anniversary of the date of grant, which was October 30, 2006, and in 36 equal monthly installments thereafter .

(12)	Option vests over a four-year period, with 25% vesting on the one-year anniversary of the date of grant, which was March 28, 2005, and in 36 equal monthly installments thereafter.

(13)	Option vests in 48 equal monthly installments from the date of grant, which was April 5, 2006.

(14)	Option vests over a four-year period, with 25% vesting on the one-year anniversary of the date of grant, which was April 18, 2005, and in 36 equal monthly installments thereafter.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2006, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

Option Exercises and Stock Vested in Fiscal 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey G. Katz Chief Executive Officer and President	—	—	—	—

William B. Chiasson Chief Financial Officer	—	—	—	—

Michael J. Dodd Senior Vice President, Supply Chain and Operations	—	—	3,000	31,950	(1)

Thomas J. Kalinske Vice Chairman of the Board; Former Chief Executive Officer and Vice Chairman	—	—	—	—

Timothy M. Bender Former President, Worldwide Consumer Group	—	—	—	—

Jerome Perez Former President and Director	—	—	13,333	114,930	(2)

Kathryn E. Olson Former Chief Marketing Officer	—	—	7,500	5,250	(3)

(1)	Calculated by multiplying the closing market price of our common stock on the day the stock award vested, or $10.65, on April 18, 2006, by the number of shares acquired on vesting.

(2)	Calculated by multiplying the closing market price of our common stock on the day the stock award vested, or $8.62, on November 10, 2006, by the number of shares acquired on vesting.

(3)	Calculated by multiplying the closing market price of our common stock on the day the stock award vested, or $7.90, on October 3, 2006, by the number of shares acquired on vesting.

Potential Payments Upon Termination or Change-in-Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to the named executive officers in the event of a termination of employment or a change-in-control of LeapFrog. The amount of compensation payable to each named executive officer in each situation is described below and, with respect to the named executive officers that were employed with us at the end of fiscal 2006, is based on an assumed triggering event occurring on December 29, 2006 and an assumed price per share of our common stock of $9.48. With respect to the estimated or potential value of options that are accelerated and/or have extended exercise periods in connection with a named executive officer’s termination or a change-in-control of LeapFrog, the actual value of the options, if any, realized will depend on the extent to which the market value of our common stock exceeds the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the values described below and these amounts should not be used to predict stock performance.

Jeffrey G. Katz

Termination

Mr. Katz will be entitled to certain benefits if his employment is terminated by us for reasons other than cause or by Mr. Katz for good reason or due to his death or permanent disability. Upon such a termination, Mr. Katz (or his estate), would be entitled to receive (a) on our customary bonus payment date, a prorated portion of his target bonus for the year in which his termination occurs, (b) 12 months of additional vesting of the options granted to Mr. Katz on July 6, 2006 (the “Options”), and (c) all vested Options would remain exercisable for two years following the termination date. Assuming a termination date of December 29, 2006, the bonus payment would be $300,000 and the potential realizable value of the vested Options, assuming a 5% annual rate of appreciation for the price of our common stock on such date, would be $475,000. The prior benefits are hereinafter referred to as the “Katz Severance Benefits”).

A termination other than for cause shall mean the termination of Mr. Katz’s employment for any reason other than his (a) commission of an act of fraud, embezzlement or misappropriation against or involving LeapFrog, (b) conviction, or entry of a guilty or no contest plea, for any felony involving moral turpitude or dishonesty, (c) commission of an act or failure to commit an act, involving LeapFrog that would amount to willful misconduct, wanton misconduct, gross negligence or a material breach of his employment agreement and which would result in significant harm to LeapFrog, or (d) willful failure to perform the responsibilities and duties set forth in his employment agreement for a period of ten days following receipt of written notice from LeapFrog regarding such failure (collectively, “Cause”). A termination by Mr. Katz is for good reason if it is for any of the following reasons: (a) a substantial reduction in the nature or status of his responsibilities (the requirement that Mr. Katz assume any position other than the senior-most position upon a change-in-control transaction shall be deemed a substantial reduction for purposes of triggering termination payments), (b) the failure to re-elect, or the removal of, Mr. Katz from our board of directors, (c) any reduction in his base salary or target bonus, (d) relocation of his place of work to any place more than 35 miles from the office he regularly occupies or 35 miles from Mr. Katz’s residence in southern California, (e) failure by any successor entity following a change-in-control transaction, within ten days of the request by Mr. Katz, to deliver confirmation of the successor entity’s commitment to honor Mr. Katz’s employment agreement, or (f) the appointment, prior to July 3, 2009, of anyone other than Mr. Katz to served as successor chairman of our board of directors upon the resignation or removal of Mr. Fink from that position.

Change-in-Control

Upon the occurrence of a change-in-control, we would accelerate the vesting of any equity awards then held by Mr. Katz such that all of his equity awards would be vested as of the date of the change-in-control. The value of this additional vesting, assuming a change-in-control occurred on December 29, 2006, would be $475,000, assuming a 5% annual rate of appreciation for the price of our common stock. In addition, if during the two-year period following a change-in-control of LeapFrog Mr. Katz’s employment is terminated for reasons other than cause or by Mr. Katz for good reason or due to his death or permanent disability, we would accelerate the vesting of any equity awards then held by Mr. Katz such that all of his equity awards would be vested as of the date of his termination and all of his vested stock options would remain exercisable for two years after the termination date. Assuming the change-in-control and termination both occurred on December 29, 2006, the value of this additional vesting would be $475,000, assuming a 5% annual rate of appreciation for the price of our common stock. We would also pay to Mr. Katz the Katz Severance Benefits, as applicable. For purposes of the foregoing discussion, a change-in-control transaction will be deemed to have occurred if any person or entity acquires at least a majority of the combined voting power of our outstanding securities, or upon our merger or consolidation, adoption by our stockholders of a plan of dissolution or liquidation or the sale or transfer of substantially all of our assets.

Non-Solicitation, Non-Competition, Non-Interference, Release

Mr. Katz has agreed to refrain from engaging in certain activities that are competitive with our business for a period of two years after the termination of his employment. In addition, Mr. Katz is subject to a non-solicitation provision for two years after termination of his employment, as well as a non-interference provision and a confidentiality provision. Mr. Katz is required to execute a release prior to receiving any of the foregoing benefits.

William B. Chiasson

Termination

Mr. Chiasson will be entitled to certain benefits if his employment is terminated by us for reasons other than Cause or by Mr. Chiasson for good reason or due to his death or permanent disability. Upon such a termination, Mr. Chiasson (or his estate), would be entitled to receive (a) an amount equal to nine months of his base salary, (b) on our customary bonus payment date, a prorated portion of his bonus for the year in which his termination occurs, (c) reimbursement of health insurance benefits for him and his dependents until the earlier of the conclusion of the 12-month period following the date of his termination or resignation and the date on which Mr. Chiasson becomes eligible for group health insurance benefits from a subsequent employer, and (d) 12 months of additional vesting of Mr. Chiasson’s then unvested stock options. Assuming a termination date of December 29, 2006, the salary plus bonus severance payment would be equal to $381,250, the health insurance payment would be up to $10,497 and the 12 months of additional vesting on outstanding unvested options is valued at approximately $14,000.

A termination by Mr. Chiasson is for good reason if it is for any of the following reasons: (a) removal from his position as Chief Financial Officer unless the removal occurs solely as a result of a merger into a larger entity such that he retains the same authority for divisional operations that are substantially identical to our previous operations, (b) any material diminution of his role, responsibilities and authority unless the diminution occurs as a result of a merger into a larger entity such that he retains the same role with respect to divisional operations that are substantially identical to our previous operations, (c) reduction of his then current base salary in an amount greater than ten percent of his initial base salary, unless the base salary of our other senior level executive officers is accordingly reduced, (d) any material reduction in the aggregate level of benefits to which he is entitled under his offer letter unless a similar reduction is made for other of our senior level executive officers or (e) relocation of his place of work to any place more than 25 miles from the office he regularly occupies.

Change-in-Control

Upon the occurrence of a change-in-control, we would accelerate 50% of the then-unvested options then held by Mr. Chiasson. The value of this additional vesting, assuming a change-in-control occurred on December 29, 2006, would be $63,750, assuming a 5% annual rate of appreciation for the price of our common stock. In addition, if during the nine-month period before or 12-month period following a change-in-control of

LeapFrog, Mr. Chiasson’s employment is terminated for reasons other than cause or by Mr. Katz for good reason, we would pay Mr. Chiasson (a) a lump sum equal to 12 months of his then current base salary, (b) any bonus to which he would have been otherwise entitled in the year of his termination, and (c) reimbursement of health insurance benefits for him and his dependents until the earlier of the conclusion of the 12-month period following the date of his termination and the date on which Mr. Chiasson becomes eligible for group health insurance benefits from a subsequent employer. Assuming a termination date of December 29, 2006 where these change-in-control benefits are triggered, the salary plus bonus severance payment would be equal to $457,500 and the health insurance payment would be up to $13,996. For purposes of the foregoing discussion, a change-in-control transaction will be deemed to have occurred if any person or entity (other than Lawrence Ellison, Michael Milken, Lowell Milken or any combination of the foregoing) acquires at least a majority of the combined voting power of our outstanding securities, or upon our merger or consolidation, adoption by our stockholders of a plan of dissolution or liquidation or the sale or transfer of substantially all of our assets.

Release

Mr. Chiasson is required to execute a release prior to receiving any of the foregoing benefits.

Michael J. Dodd

Termination

Mr. Dodd will be entitled to certain benefits if his employment is terminated by us for reasons other than cause. Upon such a termination, Mr. Dodd would be entitled to receive (a) an amount equal to six months of his base salary, (b) on our customary bonus payment date, a prorated portion of his bonus for the year in which his termination occurs, and (c) reimbursement of health insurance benefits for the six-month period following the date of his termination (the “Dodd Severance Benefits”). Assuming a termination date of December 29, 2006, the salary plus bonus severance payment would be equal to $382,500 and the health insurance payment would be up to $5,261.

A termination other than for cause shall mean the termination of Mr. Dodd’s employment for any reason other than his (a) conviction of any felony crime involving moral turpitude or dishonesty, (b) participation in any fraud against us, (c) material breach of his duties to us, including persistent unsatisfactory performance of job duties, for a period of 30 days following receipt of written notice from us regarding such failure, (d) intentional material damage to any of our property, (e) willful misconduct that is demonstrably harmful to us or (f) material breach of any agreement with us.

Change-in-Control

If, within 12 months following a change-in-control, Mr. Dodd’s employment is terminated for reasons other than cause or by Mr. Dodd for good reason, we would accelerate the vesting of any stock options then held by Mr. Dodd by an additional 12 months. The value of this additional vesting, assuming a change-in-control occurred on December 29, 2006, would be $3,281. We would also pay to Mr. Dodd the Dodd Severance Benefits, as applicable. For purposes of the foregoing discussion, a change-in-control transaction will be deemed to have occurred if any person or entity (other than Lawrence Ellison, Michael Milken, Lowell Milken or any combination of the foregoing) acquires at least a majority of the combined voting power of our outstanding securities, or upon our merger or consolidation, adoption by our stockholders of a plan of dissolution or liquidation or the sale or transfer of substantially all of our assets. A termination by Mr. Dodd is for good reason if it occurs within 60 days of any of the following events: (a) removal from his position as Senior Vice President, Supply Chain and Operations unless the removal occurs solely as a result of a merger into a larger entity such that he retains the same authority for operations that are substantially identical to our previous operations, (b) any material diminution of his role, responsibilities and authority unless the diminution occurs as a result of a merger into a larger entity such that he retains the same role for operations that are substantially identical to our previous operations, (c) reduction of his then current base salary, unless the base salary of our other senior level executive officers is accordingly reduced, (d) any material reduction in the aggregate level of benefits to which he is entitled under his employment agreement unless a similar reduction is made for our other senior level executive officers, (e) relocation of his place of work to any place more than 25 miles from the current corporate headquarters, (f) a change in his reporting requirements, unless if as a result of a merger into a larger entity, or (g) a material breach by us of his employment agreement.

Release

Mr. Dodd is required to execute a release prior to receiving any of the foregoing benefits.

Thomas J. Kalinske

Termination Payments

On December 31, 2006, we entered into an Amendment to Employment Agreement with Thomas J. Kalinske, our Vice Chairman, pursuant to which his employment with us terminated effective December 31, 2006. In connection with his termination, we agreed to provide (a) payments of $46,875 per month from January 1 through June 30, 2007 and $50,500 per month from July 1, 2007 through April 28, 2008 on our customary payroll dates, which has an aggregate value of $786,250 and (b) reimbursement of health insurance benefits for him and his dependents until the earlier of April 28, 2008 and the date on which Mr. Kalinske becomes eligible for group health insurance benefits from a subsequent employer, which has a value of up to $18,661. Mr. Kalinske also received his guaranteed bonus for 2006, in the amount of $67,500. Mr. Kalinske will continue as a member of our board of directors, his stock options will continue to vest, and he will have continued use of his office space through February 28, 2008.

Non-Solicitation, Non-Competition, Non-Interference, Release

Mr. Kalinske agreed to refrain from engaging in certain activities that are competitive with our business for a period of one year after the termination of his employment. In addition, Mr. Kalinske is subject to a non-solicitation provision and a non-interference provision for one year after the termination of his employment. Mr. Kalinske was required to execute a release prior to receiving his severance benefits.

Timothy M. Bender

Termination Payments

On December 31, 2006, we entered into a transition and separation agreement with Timothy M. Bender, the former President of our Global Consumer Group, pursuant to which Mr. Bender’s employment with us terminated effective December 31, 2006. In connection with his termination, we agreed to provide (a) a lump sum severance payment of $48,700, (b) reimbursement of health insurance benefits until the earlier of April 30, 2007 and the date on which Mr. Bender becomes eligible for group health insurance benefits from a subsequent employer, which has a value of up to $3,661 and (c) accelerated payment of Mr. Bender’s final bonus in the amount of $130,000.

Non-Solicitation

Mr. Bender is subject to a non-solicitation provision for one year after the termination of his employment.

Jerome Perez

Termination Payments

On February 16, 2006, we entered into a separation and consulting agreement with Jerome Perez, our former President and member of our board of directors, pursuant to which Mr. Perez resigned for good reason effective

February 24, 2006. We agreed to enter into a three-year consulting arrangement with Mr. Perez beginning on the date of his termination with no consulting fee payments or health insurance benefit reimbursements to be made until the six-month anniversary of the date of his termination. We agreed to make the following payments to Mr. Perez on the six-month anniversary of the date of his termination: (a) a lump sum payment of $262,500 in consulting fees, (b) a $5,000 payment for reimbursement of life insurance premiums, (c) a $5,000 payment for reimbursement of attorneys fees Mr. Perez incurred during negotiation of his separation and consulting agreement and (d) reimbursement for health insurance benefits for him and his dependents covering the period between the date of his termination and the six-month anniversary of the date of his termination, with a value of $6,998. Beginning on the six-month anniversary of the date of his termination, we agreed to (a) pay Mr. Perez a monthly consulting fee of $43,750 until the end of the consulting arrangement, (b) provide reimbursement for health insurance benefits for him and his dependents on a monthly basis from the six-month anniversary of the date of his termination until the earlier of the date on which the consulting arrangement ends and the date on which Mr. Perez becomes eligible for group health insurance benefits from a subsequent employer, which has a value of up to $9,331, and (c) provide continued vesting during the consulting arrangement of the restricted stock grant of 40,000 shares that Mr. Perez received on November 10, 2004, which is valued at up to $460,800, assuming a 5% annual rate of appreciation for the price of our common stock. We may terminate the consulting arrangement if Mr. Perez provides assistance in any capacity to a competitive business.

Non-Solicitation, Nondisparagement, No Voluntary Adverse Action, Release

We and Mr. Perez agreed not to disparage each other in any manner that would be harmful to the other’s business or reputation for a period of three years following the date of his termination. Mr. Perez agreed that he would not voluntarily bring or pursue any litigation or other similar proceeding against us. Mr. Perez is also subject to a non-solicitation provision for three years after the termination of his employment and was required to execute a release prior to receiving his payments.

Kathryn E. Olson

Termination Payments

On September 7, 2006, we entered into a separation agreement with Kathryn Olson, our former Chief Marketing Officer, pursuant to which Ms. Olson’s employment with us terminated effective September 7, 2006. In connection with her termination we agreed to provide (a) on customary payroll dates, payments equal to her then current base salary payments for a period of 12 months, for an aggregate of $296,000, (ii) reimbursement of health insurance benefits for her and her dependents until the earlier of the conclusion of the 12-month period following the date of her termination or resignation and the date on which Ms. Olson becomes eligible for group health insurance benefits from a subsequent employer, which has a value of up to $4,578, (c) reimbursement, up to a maximum of $10,000, for outplacement services provided to Ms. Olson for a period of six months following the date of her termination and (d) vesting of an additional 7,500 shares of restricted stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of LeapFrog. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with except that one report covering three transactions were filed late by Mark Flowers, our former Executive Vice President and Chief Technology Officer.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are LeapFrog stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may: (1) notify your broker; (2) direct your written request to our Vice President of Investor Relations, 6401 Hollis Street, Emeryville, California 94608 or to ir@leapfrog.com or (3) contact our Vice President of Investor Relations at (510) 420-5150. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Peter M. O. Wong

Peter M. O. Wong General Counsel and Corporate Secretary

March 28, 2007

APPENDIX A

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

If a director’s relationship with LeapFrog falls within any of the following categorical standards, the director’s relationship with LeapFrog, in and of itself, will not be deemed material.

1.	The director is affiliated with or employed by a company, partnership or other entity that receives payments from LeapFrog for property or services which, in the current fiscal year, do not exceed the greater of (a) $1 million or (b) 2% of such other company’s consolidated gross revenues; provided, that, solely for purposes of determining “audit committee independence,” a director may not accept, directly or indirectly, a consulting, advisory or other compensatory fee from LeapFrog in any amount (other than Director’s and committee fees and retainers).

2.	The director is affiliated with or employed by a company, partnership or other entity that is a controlling stockholder of LeapFrog.

3.	The director is an employee, officer or director of a foundation, university or other non-profit organization to which LeapFrog gives directly, or indirectly through the provision of property or services, in the current fiscal year, donations that do not exceed in the aggregate the greater of (a) $1 million or (b) 2% of such other organization’s consolidated gross revenues.

A-1

APPENDIX B

AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN

Adopted: May 24, 2002

Approved By Stockholders: July 19, 2002

Amended and Restated: April 20, 2004

Amendment and Restatement Approved by Stockholders: June 10, 2004

Amended and Restated: March 27, 2006

Amendment and Restatement Approved by Stockholders: June 16, 2006

Amended and Restated: February 28, 2007

Amendment and Restatement Approved by Stockholders:                     , 2007

Termination Date: May 23, 2012

1.	PURPOSES.

(a) Eligible Stock Award Recipients.    The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates; provided, however, that notwithstanding the foregoing, the Employees, Directors and Consultants of a Parent shall not be eligible to receive any Stock Awards under the Plan.

(b) Available Stock Awards.    The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Class A Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses, (iv) rights to acquire restricted stock, (v) Restricted Stock Unit Awards, and (vi) Stock Appreciation Rights.

(c) General Purpose.    The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

(d) Establishment.    This Plan is a complete amendment and restatement of the Company’s Stock Option Plan that was previously adopted effective September 25, 1997. Any Stock Awards granted prior to the effective date of this amended and restated Plan shall be governed by the terms of the Plan as in effect at the time such Stock Awards were granted. The Company shall submit this amended and restated Plan for stockholder approval and shall also seek stockholder approval to extend the term of the Plan to the day before the tenth (10th) anniversary of the date the amended and restated Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier, unless sooner terminated by the Board.

2.	DEFINITIONS.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” has the meaning ascribed to that term in Section 11(a).

(d) Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events after the date the Company’s Class A Common Stock is first offered to the public under a registration statement declared effective under the Securities Act:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, and as a result of which the operations of the Company are no longer being conducted; or

(iv) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(e) “Class A Common Stock” means the Class A common stock of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with Section 3(c).

(h) “Company” means LeapFrog Enterprises, Inc., a Delaware corporation.

(i) “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) serving as a member of the Board of Directors of an Affiliate and who is compensated for such services. However, the term “Consultant” shall not include Directors who are not compensated by the Company for their services as Directors, and the payment of a director’s fee by the Company for services as a Director shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(j) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director shall not constitute an interruption of Continuous Service. Notwithstanding the foregoing or anything in the Plan to the contrary, unless (i) otherwise provided in a Stock Award Agreement or (ii) following the date of grant of a Stock Award, determined otherwise by the Board with respect to any Participant who is then an officer of the Company within the meaning of Section 16 of the Exchange Act or by the chief executive officer of the Company with respect to any other Participant, in the event that a Participant terminates his or her service with the Company or an Affiliate as an Employee, the Participant shall cease vesting in any of his or her Stock

Awards as of such date of termination, regardless of whether the Participant continues his or her service in the capacity of a Director or Consultant without interruption or termination. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(k) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Class A Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(m) “Director” means a member of the Board of Directors of the Company.

(n) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(o) “Employee” means any person employed by the Company or an Affiliate. Service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(p) “Entity” means a corporation, partnership or other entity.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (A) the Company or any Subsidiary of the Company, (B) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company.

(s) “Fair Market Value” means, as of any date, the value of the Class A Common Stock determined as follows:

(i) If the Class A Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Class A Common

Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Class A Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Class A Common Stock, the Fair Market Value shall be determined by the Board based upon an independent appraisal in compliance with Section 409A of the Code or, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(v) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(y) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(z) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(aa) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax-qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(bb) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(cc) “Parent” means any parent corporation of the Company, whether now or hereafter existing, as such term is defined in Section 424(e) of the Code.

(dd) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ee) “Performance Criteria” means the one or more criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period. The Performance Criteria that will be used to establish such Performance Goal(s) may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) total shareholder return; (vi) return on equity; (vii) return on assets; (viii) return on investment; (ix) return on capital employed; (x) operating margin (xi) gross margin; (xii) operating income; (xiii) net income; (xiv) net operating income; (xv) net operating income after tax; (xvi) pre- and after-tax income; (xvii) pre-tax profit; (xviii) operating cash flow; (xix) revenue; (xx) revenue growth; (xxi) expenses; (xxii) improvement in or attainment of expense levels; (xxiii) improvement in or attainment of working capital levels; (xxiv) economic value added; (xxv) market share; (xxvi) cash flow; (xxvii) cash flow per share; (xxviii) economic value added (or an equivalent metric); (xxix) share price performance; (xxx) debt reduction; and (xxxi) other measures of performance selected by the Committee. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. The Committee shall, within the time period required by Section 162(m) of the Code (generally, the first 90 days of the Performance Period), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(ff) “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the time period permitted by Section 162(m) of the Code (generally, prior to the 90th day of a Performance Period), or at any time thereafter, in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (c) in view of the Committee’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, the Committee is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; and (iii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. In addition, with respect to Performance Goals established for Participants who are not Covered Employees, and who will not be Covered Employees at the time the compensation will be paid, the Committee is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude change rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects to any statutory adjustments to corporate tax rates; (v) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; and (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.

(gg) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

(hh) “Plan” means this amended and restated LeapFrog Enterprises, Inc. 2002 Equity Incentive Plan.

(ii) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).

(jj) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(kk) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ll) “Securities Act” means the Securities Act of 1933, as amended.

(mm) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(d).

(nn) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(oo) “Stock Award” means any right granted under the Plan, including an Option, a stock bonus, a right to acquire restricted stock, a Restricted Stock Unit Award, and a Stock Appreciation Right.

(pp) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(rr) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	ADMINISTRATION.

(a) Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c).

(b) Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Class A Common Stock pursuant to a Stock Award; and the number of shares of Class A Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or a Stock Award as provided in Section 12.

(iv) To terminate or suspend the Plan as provided in Section 13.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(c) Delegation to Committee.

(i) General.    The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Section 162(m) and Rule 16b-3 Compliance.    In the discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Effect of Board’s Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve.    Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the number of shares of Class A Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate Twenty-Four Million (24,000,000) shares of Class A Common Stock. Effective as of June 16, 2006, subject to Section 4(b), the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of Class A Common Stock issued pursuant to an Option granted under Section 6 or a Stock Appreciation Right granted under Section 7(d); and (ii) two (2) shares for each share of Class A Common Stock issued pursuant to a stock bonus award under Section 7(a), a restricted stock award under Section 7(b), or a Restricted Stock Unit Award under Section 7(c). Shares may be issued in connection with a merger or acquisition as permitted by NYSE Listed Company Manual Section 303A.08 or, if applicable, NASD Rule 4350(i)(1)(A)(iii) or AMEX Company Guide Section 711 and such issuance shall not reduce the number of shares available for issuance under the Plan.

(b) Reversion of Shares to the Share Reserve.

(i) Shares Available For Subsequent Issuance.    If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Class A Common Stock issued to a Participant pursuant to a Stock Award are forfeited back to or repurchased by the Company because of or in connection with the failure to meet a contingency or condition required to vest such shares in the Participant, the shares of Class A Common Stock not acquired, forfeited or repurchased under such Stock Award shall revert to and again become available for issuance under the Plan; provided, however, that subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Class A Common Stock that may be issued as Incentive Stock Options shall be Twenty-Four Million (24,000,000) shares of Class A Common Stock.

(ii) Other Shares Available for Subsequent Issuance.    If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Class A Common Stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall remain available for subsequent issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option, Stock Appreciation Right, or the issuance of shares under a restricted stock award or Restricted Stock Unit Award, the number of shares that are not delivered to the Participant shall remain available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Class A Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall remain available for subsequent issuance under the Plan.

To the extent there is issued a share of Class A Common Stock pursuant to a Stock Award that counted as two (2) shares against the number of shares available for issuance under the Plan pursuant to Section 4(a) and such share of Common Stock again becomes available for issuance under the Plan pursuant to this Section 4(b), then the number of shares of Class A Common Stock available for issuance under the Plan shall increase by two (2) shares.

(c) Source of Shares.    The shares of Class A Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.	ELIGIBILITY.

(a) Eligibility for Specific Stock Awards.    Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Notwithstanding the foregoing or any provision in the Plan to the contrary, Employees, Directors and Consultants of a Parent shall not be eligible to receive any Stock Awards under the Plan.

(b) Ten Percent Stockholders.    A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Class A Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation on Annual Grants.    Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, no Employee shall be eligible to be granted Stock Awards covering more than Two Million (2,000,000) shares of Class A Common Stock during any calendar year.

(d) Consultants.    A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the

Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.

6.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Class A Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term.    Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date on which it was granted.

(b) Exercise Price of an Incentive Stock Option.    Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Class A Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) Exercise Price of a Nonstatutory Stock Option.    The exercise price of each Nonstatutory Stock Option shall be not less than fifty percent (50%) of the Fair Market Value of the Class A Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(d) Consideration.    The purchase price of Class A Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(d) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Class A Common Stock;

(iv) according to a deferred payment or other similar arrangement with the Optionholder;

(v) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Class A Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Class A Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,”

(B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(vi) in any other form of legal consideration that may be acceptable to the Board.

Unless otherwise specifically provided in the Option, the purchase price of Class A Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Class A Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Class A Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Class A Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid (1) the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement and (2) the treatment of the Option as a variable award for financial accounting purposes.

(e) Transferability of an Incentive Stock Option.    An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Transferability of a Nonstatutory Stock Option.    A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(g) Vesting Generally.    The total number of shares of Class A Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(g) are subject to any Option provisions governing the minimum number of shares of Class A Common Stock as to which an Option may be exercised.

(h) Termination of Continuous Service.    In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(i) Extension of Termination Date.    An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Class A Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in Section 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(j) Disability of Optionholder.    In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date six (6) months following such termination (or such longer or shorter period specified in the Option Agreement or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(k) Death of Optionholder.    In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to Section 6(e) or 6(f), but only within the period ending on the earlier of (1) the date six (6) months following the date of death (or such longer or shorter period specified in the Option Agreement or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(l) Early Exercise.    The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Class A Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Class A Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Stock Bonus Awards.    Each stock bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.    A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

(ii) Vesting.    Shares of Class A Common Stock awarded under the stock bonus agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Performance Grants.    A stock bonus may be granted or may vest based upon service conditions, upon the attainment during a Performance Period of certain Performance Goals, or both. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in the exercise of its absolute discretion.

(iv) Termination of Participant’s Continuous Service.    In the event that a Participant’s Continuous Service terminates, the Company may reacquire any or all of the shares of Class A Common Stock held by the Participant that have not vested as of the date of termination under the terms of the stock bonus agreement.

(v) Transferability.    Rights to acquire shares of Class A Common Stock under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, so long as Class A Common Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

(b) Restricted Stock Awards.    Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical, but each restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price.    The purchase price of restricted stock awards shall not be less than fifty percent (50%) of the Class A Common Stock’s Fair Market Value on the date such award is made or at the time the purchase is consummated.

(ii) Consideration.    The purchase price of Class A Common Stock acquired pursuant to the restricted stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Class A Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

(iii) Vesting.    Shares of Class A Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service.    In the event that a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Class A Common Stock held by the Participant that have not vested as of the date of termination under the terms of the restricted stock purchase agreement.

(v) Transferability.    Rights to acquire shares of Class A Common Stock under the restricted stock purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the restricted stock purchase agreement, as the Board shall determine in its discretion, so long as Class A Common Stock awarded under the restricted stock purchase agreement remains subject to the terms of the restricted stock purchase agreement.

(c) Restricted Stock Unit Awards.    Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.    At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Class A Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Class A Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting.    At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment.    A Restricted Stock Unit Award may be settled by the delivery of shares of Class A Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions.    At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Class A Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents.    Dividend equivalents may be credited in respect of shares of Class A Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Class A Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service.    Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code.    Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Class A Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(d) Stock Appreciation Rights.    Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Term.    No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price.    Each Stock Appreciation Right will be denominated in shares of Class A Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Class A Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation.    The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv) Vesting.    At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise.    To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment.    The appreciation distribution in respect of a Stock Appreciation Right may be paid in Class A Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service.    In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Compliance with Section 409A of the Code.    Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

8.	COVENANTS OF THE COMPANY.

(a) Availability of Shares.    During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Class A Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance.    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Class A Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Class A Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Class A Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Class A Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.	USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of Class A Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10.	MISCELLANEOUS.

(a) Acceleration of Exercisability and Vesting.    The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Class A Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or Other Service Rights.    Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of Class A Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of any Stock Award Agreement.

(e) Investment Assurances.    The Company may require a Participant, as a condition of exercising or acquiring Class A Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Class A Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Class A Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Class A Common Stock upon the exercise or acquisition of Class A Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Class A Common Stock.

(f) Withholding Obligations.    To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Class A Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Class A Common Stock from the shares of Class A Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Class A Common Stock under the Stock Award; provided, however, that no shares of Class A Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law

(or such lesser amount as may be necessary to avoid variable award accounting); or (iii) delivering to the Company owned and unencumbered shares of Class A Common Stock.

(g) Lock-Up Period.    Upon exercise of any Stock Award, a Participant may not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Class A Common Stock or other securities of the Company held by the Participant, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act, other than a Form S-8 registration statement, (the “Lock Up Period”); provided, however, that nothing contained in this section shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock Up Period. A Participant may be required to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to such shares of Class A Common Stock until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 10(g) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

11.	ADJUSTMENTS UPON CHANGES IN STOCK.

(a) Capitalization Adjustments.    If any change is made in, or other event occurs with respect to, the Class A Common Stock subject to the Plan or subject to any Stock Award without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Sections 4(a) and 4(b) and the maximum number of securities subject to award to any person pursuant to Section 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Class A Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation.    In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to the completion of such dissolution or liquidation.

(c) Corporate Transaction.    In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction). A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. In the event that any surviving corporation or acquiring corporation does not assume any or all such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then unless otherwise provided by the Board, any outstanding Stock Awards that have been neither assumed nor substituted may be exercised (to the extent vested) prior to the effective time of the Corporate Transaction, and any such Stock Awards shall terminate if not exercised prior to the effective time of the Corporate Transaction.

(d) Change in Control.    A Stock Award held by any Participant whose Continuous Service has not terminated prior to the effective time of a Change in Control may be subject to additional acceleration of vesting and exercisability upon or after such event as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the

Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

12.	AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a) Amendment of Plan.    The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code.

(b) Stockholder Approval.    The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

(c) Contemplated Amendments.    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights.    Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e) Amendment of Stock Awards.    The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

13.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term.    The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.    Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.	CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE
PROXY

The board of directors recommends a vote FOR the eight nominees for director listed below.			Please mark your votes like this	☒

PROPOSAL 1:

To elect eight directors to hold office until the 2008 annual meeting of stockholders or until their successors are elected.

Nominees:

Steven B. Fink             E. Stanton McKee, Jr.

Jeffrey G. Katz            David C. Nagel

Thomas J. Kalinske     Ralph R. Smith

Stanley E. Maron         Caden Wang

FOR all nominees listed (except as indicated to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below: ☐

The board of directors recommends a vote FOR Proposal 2.

PROPOSAL 2:

To approve the LeapFrog Enterprises, Inc. 2002 Equity Incentive Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under the plan by 3,000,000 shares.

The board of directors recommends a vote AGAINST Proposal 3.

PROPOSAL 3:

To approve a stockholder proposal to arrange for the prompt sale of LeapFrog Enterprises, Inc. to the highest bidder.

The board of directors recommends a vote FOR Proposal 4.

PROPOSAL 4:

To ratify the selection by the Audit Committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of LeapFrog Enterprises, Inc. for its fiscal year ending December 31, 2007.

		FOR ☐ FOR ☐ FOR ☐	AGAINST ☐ AGAINST ☐ AGAINST ☐	ABSTAIN ☐ ABSTAIN ☐ ABSTAIN ☐

To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature:	Signature:	Date:	, 2007

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by an authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

LEAPFROG ENTERPRISES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2007

The undersigned hereby appoints Jeffrey G. Katz and William B. Chiasson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of LEAPFROG ENTERPRISES, INC. that the undersigned may be entitled to vote at the annual meeting of stockholders of the company to be held at LeapFrog Enterprises, Inc.’s headquarters at 6401 Hollis Street, Emeryville, California on Tuesday, May 1, 2007 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposal 2 and Proposal 4 and AGAINST Proposal 3. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on the other side)